As filed with the Securities and Exchange Commission on September 5, 1996
                                             Registration No. 333-______________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    FORM S-11
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                        INTERVEST CORPORATION OF NEW YORK
        (Exact name of registrant as specified in governing instruments)

                              --------------------

                              10 Rockefeller Plaza
                                   Suite 1015
                          New York, New York 10020-1903
                                 (212) 757-7300

                                  (Address and
                                telephone number
                            of registrant's principal
                               executive offices)

                              --------------------

                               LAWRENCE G. BERGMAN
                                 VICE PRESIDENT
                        INTERVEST CORPORATION OF NEW YORK
                        10 ROCKEFELLER PLAZA (SUITE 1015)
                          NEW YORK, NEW YORK 10020-1903
                                 (212) 757-7300

                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                              --------------------

     Approximate date of commencement of proposed sale to the public; as soon as practicable after the effective date of this registration statement

                         CALCULATION OF REGISTRATION FEE

- --------------------------------------------------------------------------------
                                  Proposed        Proposed
Title of each                     maximum         maximum
class of            Amount        offering        aggregate        Amount of
securities to be    to be         price per       offering         Registration
registered          registered    debenture       price            Fee
- --------------------------------------------------------------------------------
Series  /  /
Registered
Floating
Rate Redeemable
Subordinated
Debentures          $6,000,000     $10,000        $6,000,000        $2,068.97
- --------------------------------------------------------------------------------

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement will become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

This Registration Statement contains __ pages. The Exhibit Index is on page __.

                        INTERVEST CORPORATION OF NEW YORK

                                    FORM S-11

                                 ---------------

                              CROSS-REFERENCE SHEET

Item Number and Caption                         Heading in Prospectus
- -----------------------                         ---------------------
1.   Forepart of Registration                   Outside Front Cover Page of
     Statement and Outside Front                Prospectus
     Cover Page of Prospectus

2.   Inside Front and Outside Back              Cover Page and Back
     Cover Pages of Prospectus                  Cover Page of Prospectus;
                                                Available Information

3.   Summary Information, Risk                  Summary; Risk Factors;
     Factors and Ratio of                       Selected Financial Information
     Earnings to Fixed Charges                  of the Company

4.   Determination of Offering                  *
     Price

5.   Dilution                                   *

6.   Selling Security Holders                   *

7.   Plan of Distribution                       Outside Front Cover Page of
                                                Prospectus; Plan of Offering

8.   Use of Proceeds                            Prospectus Summary; Use of
                                                of Proceeds

9.   Selected Financial Data                    Selected Financial Information
                                                of the Company

10.  Management's Discussion and                Management's Discussion and
     Analysis of Financial Condition            Analysis of Financial Condition
     and Results of Operations                  and Results of Operations

11.  General Information as to                  History and Business
     Registrant

12.  Policy with Respect to                     History and Business
     Certain Activities

13.  Investment Policies of Registrant          History and Business

- ---------------------
* Item inapplicable or answer thereto is negative and omitted from Prospectus.

Item Number and Caption                         Heading in Prospectus
- -----------------------                         ---------------------
14.  Description of Real Estate                 History and Business

15.  Operating Data                             History and Business

16.  Tax Treatment of Registrant                Description of Debentures
     and Its Security Holders

17.  Market Price of and Dividends              Stockholders
     on the Registrant's Common Equity
     and Related Stockholder Matters

18.  Description of Registrant's                Description of Debentures
     Securities

19.  Legal Proceedings                          History and Business

20.  Security Ownership of Certain              Stockholders
     Beneficial Owners and Management

21.  Directors and Executive Officers           Management

22.  Executive Compensation                     Management

23.  Certain Relationships and                  Transactions with Management
     Related Transactions

24.  Selection, Management and Custody          History and Business
     of Registrant's Investments

25.  Policies with Respect to                   History and Business
     Certain Transactions

26.  Limitations of Liability                   *

27.  Financial Statements and                   Report of Independent Certified
     Information                                Public Accountants; Financial
                                                Statements

28.  Interests of Named Experts                 *
     and Counsel

29.  Disclosure of Commission Position          History and Business
     on Indemnification for Securities
     Act Liabilities

- ---------------------
* Item inapplicable or answer thereto is negative and omitted from Prospectus.

                    SUBJECT TO COMPLETION SEPTEMBER 5, 1995



PROSPECTUS

                        INTERVEST CORPORATION OF NEW YORK
                               Maximum $6,000,000
                               Minimum $5,000,000
               Series __/__/96 Registered Floating Rate Redeemable
                             Subordinated Debentures
                  $500,000 Series __/__/96 Due January 1, 1999
                 $5,500,000 Series __/__/96 Due October 1, 2005

                      Minimum Investment of $10,000 At Par

     INTERVEST CORPORATION OF NEW YORK (the "Company") is offering $6,000,000 aggregate principal amount of its Series __/__/96 Registered Floating Rate Redeemable Subordinated Debentures (the "Debentures"). As more fully described under "Description of Debentures," the Debentures will be issued in two maturities: $500,000 due January 1, 1999 and $5,500,000 due October 1, 2005.

     Interest on the Debentures maturing January 1, 1999 will be payable quarterly on the first day of each calendar quarter at one percent over the prime rate of Chase Manhattan Bank, with a maximum interest rate of 12%. Interest on the Debentures maturing October 1, 2005, will be payable quarterly on the first day of each calendar quarter at two percent over the prime rate of Chase Manhattan Bank, with a maximum interest rate of 12%. At the date of this Prospectus, the rate of interest on the Debentures maturing January 1, 1999 is 9 1/4% and on the Debentures maturing October 1, 2005 is 10 1/4%. The quarterly payment of interest due on the first day of each calendar quarter will be computed based on the prime rate of Chase Manhattan Bank on the first day of the immediately preceding calendar quarter.

     The Debentures are redeemable by the Company at any time, in whole or in part, at the redemption prices set forth herein. See "Description of Debentures
- -- Redemption." There is currently no existing market for the Debentures and it is not likely that such a market will develop. See "Risk Factors -- Absence of Public Market."

     The Debentures will be subordinated to all Senior Indebtedness (as defined). The Indenture (as defined), pursuant to which the Debentures will be issued, does not limit or restrict the amount of Senior Indebtedness to which the Debentures may be subordinated. At June 30, 1996, there was approximately $9,000 of outstanding Senior Indebtedness. See "Description of Debentures -- Subordination."






INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

     THE DEBENTURES INVOLVE VARIOUS RISKS AS DESCRIBED HEREIN.
                               See "Risk Factors."

                              ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------------

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                              ---------------------

     The Company intends to furnish to the holders of the Debentures annual reports containing audited financial statements certified by independent certified public accountants.

- --------------------------------------------------------------------------------
                           Price to       Underwriting Fees        Proceeds to
                            Public        and Commissions(1)       Company(1)(3)
- --------------------------------------------------------------------------------
Per Debenture             $   10,000         $    900(4)           $    9,100
Minimum Offering(2)       $5,000,000         $450,000(4)           $4,550,000
Maximum Offering          $6,000,000         $507,500(4)           $5,492,500
- --------------------------------------------------------------------------------

(1) The Debentures are being offered on a "best efforts" basis by Sage, Rutty & Co., Inc. (the "Underwriter"), and by other participating broker/dealers who are members of the National Association of Securities Dealers, Inc. Lowell S. Dansker, an officer and director of the Company, is a registered representative of a broker/dealer firm that may participate in the offering. The Company will pay the Underwriter a commission of 8% of the purchase price of each Debenture maturing October 1, 2005 and 2% of the purchase price of each Debenture maturing January 1, 1999 which are sold by the Underwriter or participating broker/dealers. In addition, the Company will pay the Underwriter a fee equal to 1% of the aggregate gross amount of Debentures maturing October 1, 2005 and 1/2 of 1% of the aggregate gross amount of Debentures maturing January 1, 1999, such fee to be paid upon completion of the offering. The Company has agreed to indemnify the Underwriter and participating broker/dealers against certain civil liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Plan of Offering."

(2) If at least $5,000,000 of Debentures, without regard to maturity, are not sold within 75 days after the date this registration statement is declared effective by the Securities and Exchange Commission (the "Offering Termination Date"), all subscription documents and funds (together with any interest earned thereon) will be promptly refunded to subscribers and the offering will terminate. If at least $5,000,000 of Debentures, without regard to maturity, are sold prior to the Offering Termination Date, the Company may close the offering as to those subscribers and continue the offering of unsold Debentures for up to 150 additional days. Until such initial closing, all funds received from subscribers will be held in escrow by Intervest Bank, Clearwater, Florida for the benefit of subscribers. See "Plan of Offering."

(3) In addition to underwriting fees and commissions, expenses of the Offering payable by the Company are estimated to be approximately $96,000. See "Use of Proceeds."

(4) Includes the payment by the Company of the Underwriter's fee of: 1% of the aggregate gross amount of Debentures maturing October 1, 2005 sold in the offering; and 1/2 of 1% of the aggregate gross amount of Debentures maturing January 1, 1999 sold in the offering.

                              ---------------------

                             Sage, Rutty & Co., Inc.
               The date of this Prospectus is __________ ___, 1996

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission. Reports and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60606-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates.

     A Registration Statement, including exhibits, relating to the Debentures offered hereby on file with the Commission contains further information on the Debentures and the Company.

     Purchasers of Debentures will be furnished annual financial statements of the Company, including a balance sheet and statement of profit and loss, accompanied by a report of its independent accountants stating that (i) an audit of such financial statements has been made in accordance with generally accepted auditing principles, and (ii) the opinion of the accountants with respect to the financial statements and the accounting principles and practices reflected therein and as to the consistency of the application of the accounting principles, and identifying any matters to which the accountants take exception and stating, to the extent practicable, the effect of each such exception on the financial statements.

                                WHO SHOULD INVEST

     The purchase of the Debentures involves certain risks and, accordingly, is suitable only for persons or entities of adequate means having no need for liquidity in their investment. The Company has established a minimum suitability standard which requires that an investor either (i) has a net worth of at least $40,000 (exclusive of home, furnishings and automobiles) and had during his last year or estimates that he will have during his current tax year an annual gross income of at least $40,000, or (ii) has a net worth of at least $100,000 (exclusive of home, furnishings and automobiles), or (iii) that he is purchasing in a fiduciary capacity for a person or entity meeting such conditions. In the case of sales to fiduciary accounts, such conditions must be met by the beneficiary of the account. Where the fiduciary is the donor of the funds for investment, the fiduciary must meet the suitability standards.

                                     SUMMARY

     The following summary is qualified in its entirety by reference to the information included elsewhere in this Prospectus.

     The Company. Intervest Corporation of New York is a New York corporation which was incorporated in April, 1987. The Company presently owns mortgages on real estate, and intends to acquire additional interests in real estate, including the acquisition and origination of additional mortgages on real estate. Substantially all of the mortgages of the Company are secured by multi-family apartment buildings. The Company maintains its offices at 10 Rockefeller Plaza, Suite 1015, New York, New York 10020-1903, and its telephone number is 212-757-7300.

     Securities Offered. $6,000,000 principal amount of Series __/__/96 Registered Floating Rate Redeemable Subordinated Debentures, with maturity dates as follows: $500,000 principal amount due January 1, 1999; and $5,500,000 principal amount due October 1, 2005. Interest on the Debentures maturing January 1, 1999 will be payabale quarterly on the first day of each calendar quarter at one percent (1%) over the prime rate of Chase Manhattan Bank, with a maximum interest rate of 12%. Interest on the Debentures maturing will be payable quarterly on the first day of each calendar quarter at two percent over the prime rate of Chase Manhattan Bank, with a maximum interest rate of 12%. The quarter payment of interest due on the first day of each calendar quarter will be computed based on the prime rate of Chase Manhattan Bank on the first day of the immediately preceding calendar quarter. The Debentures will be unsecured obligations of the Company, and will be subordinated to all Senior Indebtedness. As of June 30, 1996, the Company had Senior Indebtedness of approximately $9,000. There is no limitation on the amount of Senior Indebtedness which may be issued by the Company. The Company may issue additional unsecured indebtedness which is pari passu with the Debentures. The Debentures will be redeemable, in whole or in part, at any time at the option of the Company. See "Description of Debentures."

     Use of Proceeds. The net proceeds from the sale of the Debentures, after payment of expenses of the Offering, may be used to purchase additional mortgages or interests in real estate in accordance with the mortgage investment policy and real estate investment policies of the Company, or will be added to the Company's working capital. See "Transactions with Management" and "Use of Proceeds."

     Summary Financial Information. The following summary financial information is qualified in its entirety by the detailed information and financial statements appearing elsewhere in this Prospectus.

BALANCE SHEET SUMMARY

                                    June 30,                  December 31,
                                  -----------        --------------------------
                                     1996               1995           1994
                                  -----------        -----------    -----------
                                  (unaudited)

Total Assets                      $85,121,000        $77,579,000    $64,745,000
Cash                                8,483,000         17,670,000      3,476,000
Mortgages                          71,057,000         55,146,000     56,666,000
Total Long Term
 Obligations(1)                    72,734,000         66,850,000     54,427,000
Stockholders' Equity                9,638,000          9,378,000      8,936,000

- ----------
(1)Includes current portion of long-term obligations.


INCOME STATEMENT SUMMARY
                          Six Months
                        Ended June 30,                                           Year Ended December 31
                  ----------------------------       -----------------------------------------------------------------------------
                     1996              1995             1995            1994             1993               1992            1991
                  ----------------------------       -----------------------------------------------------------------------------
                         (unaudited)

Net Interest
Income            $1,041,000        $1,013,000       $1,757,000      $1,777,000        $922,000           $441,000        $718,000

Non-Interest
Income               212,000           166,000          414,000         300,000         820,000            755,000         378,000

Net Income           260,000           290,000          442,000         536,000         545,000            313,000         325,000

Ratio of
Earnings to
Fixed Charges            1.1               1.2              1.1             1.2             1.3                1.2             1.2


     Risk Factors. An investment in the Debentures involves certain risks and prospective investors should carefully consider the various risk factors. See "Risk Factors."

                                  RISK FACTORS

     The purchase of the Debentures involves certain risk factors, including the following:

     Proceeds Not Committed to Specific Investments. None of the net proceeds of the offering have yet been committed to specific investments by the Company. Rather, the Company intends to use the proceeds to acquire mortgage interests in conformity with its mortgage investment policies and its past practices. In addition, the Company may acquire other interests in real properties in accordance with its real estate investment policies. All determinations concerning the use and investment of the proceeds will be made by management of the Company. The specific characteristics of any such investments are presently unknown and there is a greater degree of uncertainty concerning the return on any such investments than would be the case if specific investments were identified. The Holders of Debentures will not have the opportunity to evaluate any mortgages or other real property interests that may be acquired with the proceeds. See "Use of Proceeds."

     Risks of Junior Mortgages and Wraparound Mortgages. The mortgages owned by the Company, which currently generate its income, are junior mortgages, first mortgages, and a wraparound mortgage. Substantially, all of the mortgages owned by the Company are non-recourse and the wraparound mortgage is subordinate to the lien of a senior underlying mortgage. If the owner of a mortgaged property fails to make a payment due on a senior mortgage where the Company is the owner of the junior mortgage, the holder of the senior mortgage may commence foreclosure proceedings. There can be no assurance that the Company will have funds available to cure a default on the senior mortgage in order to prevent foreclosure on such senior mortgage. In the event of a foreclosure on the senior mortgage, the Company as the owner of the junior mortgage will only be entitled to share in the proceeds after satisfaction of the amounts due to senior lienholders. The proceeds realized on such foreclosure may be insufficient to pay all sums due on the senior mortgage, other senior liens and on the mortgage held by the Company. It is also possible that in some cases a "due-on-sale" clause included in a senior mortgage, which accelerates the amount due under the senior mortgage in case of the sale of the property, may be deemed to apply to the sale of the property upon foreclosure by the Company of its junior mortgage, and may accordingly increase the risks to the Company in the event of a default by the borrower on its junior mortgages.

     One of the mortgages held by the Company is a "wraparound mortgage," under which the outstanding principal balance of the wraparound mortgage includes the outstanding principal balance of one mortgage owed to another party, with the Company required to make any payments due on such senior underlying mortgage from the payments received on the wraparound mortgage. Such mortgage may entail a greater risk than if it were a first mortgage. If the owner of the mortgaged property fails to make a payment on the wraparound mortgage owned by the Company with the result that the Company in turn fails to make the corresponding payment due on the senior underlying mortgage, the holder of the senior underlying mortgage may commence foreclosure proceedings. In such event, if the proceeds realized on such foreclosure are insufficient to pay all sums due on the senior underlying mortgage and on the mortgage held by the Company, the Company could lose part or all of its investment. See "History and Business--Present Business" and "History and Business--Certain Characteristics of the Company's Mortgage Investments."

     Risks of Non-Recourse Mortgages. Substantially all of the mortgages owned by the Company (and those it expects to acquire in the future) are non-recourse. Under the terms of non-recourse mortgages, the owner of the property subject to the mortgage has no personal obligation to pay the mortgage note which the mortgage secures. Thus, on default, the Company's ability to recover its investment is dependent solely upon the value of the property which it sells in foreclosure of its mortgage and the amount of prior mortgages and liens which must be paid from the net proceeds. See "History and Business--Certain Characteristics of the Company's Mortgage Investments."

     Conflicts of Interest. Four of the mortgages presently owned by the Company are liens on real estate owned by affiliates of the Company. In the case of the wraparound mortgage, no underlying senior mortgage is held by an affiliate of the Company. There are conflicts of interest inherent in all dealings between the Company and such affiliates. These conflicts could include, among other things, the acquisition by the Company of mortgages or other interests in real property from affiliates of the Company; the retention of affiliates to perform services, including real estate management services and mortgage servicing, for the Company; and the pursuit of remedies that might be necessitated by a default in any mortgage securing real property owned by an affiliate of the Company. These conflicts will not be resolved by arm's-length bargaining. Matters involving such a conflict of interest will be approved or ratified by a majority vote of the Board of Directors, including a majority of the "independent" directors of the Company (i.e. those directors who are neither officers nor employees of the Company) in attendance at any meeting considering such matters. No assurance can be given that they will be resolved in the manner most favorable to Debenture holders, or that the Company will pursue any rights or remedies which it may have against such affiliate. See "History and Business." Intervest Bank, a Florida state-chartered bank which is a member bank in the Federal Reserve System, will act as escrow agent for the Company and will hold funds received from subscribers. Intervest Bank is affiliated with the Company since the directors of the Company also serve as directors of Intervest Bancshares Corporation, a holding company which owns more than 95% of the shares of Intervest Bank and the shareholders of the Company own a controlling interest in Intervest Bancshares Corporation.

     Subordination of Debentures. The Debentures will be unsecured obligations of the Company, and will be subordinated to all Indebtedness of the Company which (i) is secured, in whole or in part, by any asset or assets owned by the Company or a Subsidiary, or (ii) arises from unsecured borrowings by the Company from commercial banks, savings banks, savings and loan associations, insurance companies, companies whose securities are traded in a national securities market, or any wholly-owned subsidiary of any of the foregoing, or (iii) arises from unsecured borrowings by the Company from any pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), or (iv) arises from borrowings by the Company which are evidenced by commercial paper, or (v) is a guarantee or other liability of the Company of or with respect to Indebtedness of a Subsidiary of the type described in clauses (ii), (iii) or (iv) above. As of June 30, 1996, the Company had Senior Indebtedness of approximately $9,000. There is no limitation or restriction in the Debentures or the Indenture on the creation of Senior Indebtedness by the Company or on the amount of such Senior Indebtedness to which the Debentures may be subordinated. There is also no limitation on the creation of or the amount of Indebtedness which is pari passu with (i.e. having no priority of payment over and not subordinated in right of payment to) the Debentures ("Pari Passu Indebtedness"). As of June 30, 1996, the Company had $70,000,000 aggregate principal amount of Pari Passu Indebtedness. Accordingly, upon any distribution of assets of the Company in connection with any dissolution, winding up, liquidation or reorganization of the Company, the holders of all Senior Indebtedness will first be entitled to receive payment in full of the principal and premium, if any, thereof and any interest due thereon, before the holders of the Debentures are entitled to receive any payment upon the principal of or interest on the Debentures, and thereafter payments to Debenture holders will be pro rata with payments to holders of Pari Passu Indebtedness. See "Description of Debentures--Subordination."

     Best Efforts Offering. No commitment exists on the part of the Underwriter to purchase all or any part of the Debentures offered hereby and, therefore, no assurance can be given that any such Debentures will be sold. If at least $5,000,000 of Debentures are not sold by the Offering Termination Date, all subscription funds will be refunded to subscribers, with interest in proportion to the amount paid and without regard to the date paid. See "Plan of Offering."

     Absence of Public Market. Investors should be aware that there is no existing market for the Debentures and it is not likely that such a market will develop. No broker-dealer presently expects to make a market in the Debentures. Accordingly, it may be difficult to resell the Debentures.

     No Sinking Fund. There is no sinking fund for retirement of the Debentures at or prior to their maturity. The Company anticipates that it will redeem the Debentures at maturity, at par, from the Company's working capital, or from the proceeds of a refinancing of the Debentures, but no assurance can be given that the Company will have sufficient available funds to make such redemption.

     Concentration Risks. A substantial portion of the Company's assets are invested in mortgages secured by multi-family apartment buildings located in the City of New York. Many of the properties, moreover, are subject to rent control and rent stabilization laws imposed in the City of New York. The Company anticipates that a substantial portion of the real property interests that the Company may acquire with the proceeds of this offering are also likely to be geographically located in the New York metropolitan area. Any resulting lack of diversity in the number, type or location of investments made by the Company may increase the risk of loss to the Company. See "History and Business" and "Management's Discussion and Analysis--Results of Operations."

     Percentage of Funds Invested in Mortgages. The success of the Company, in large part, depends on its ability to keep its assets continuously invested in mortgages and, to a lesser extent, real property. The Company may be unable to keep the optimum percentage of its assets so invested, which may result in lower rates of return from the investment of its assets in other investments. See "History and Business."

     Risk of Balloon Payments. Certain mortgage loans owned by the Company have balloon payments due at the time of their maturity. The Company may purchase additional mortgage loans that have balloon payments due at the time of their maturity. Volatile interest rates and/or erratic credit conditions and supply of mortgage funds at that time may cause refinancing by the borrowers to be difficult or impossible, regardless of the market value of the collateral at the time such balloon payments are due. See "General Risks of Financing on Real Estate."

     Competition. In connection with the making of investments, the Company may experience significant competition from banks, insurance companies, savings and loan associations, mortgage bankers, pension funds, real estate investment trusts, limited partnerships and other lenders and investors engaged in purchasing mortgages or making real property investments with investment objectives similar in whole or in part to those of the Company including competition with certain related entities. An increase in the general availability of funds may increase competition in the making of investments in mortgages and real property and may reduce the yields available therefrom.

     Reliance on Management. All decisions with respect to the management of the Company will be made exclusively by the officers and directors of the Company. Holders of the Debentures have no right or power to take part in the management of the Company. Accordingly, no person should purchase Debentures unless he is willing to entrust all aspects of the management of the Company to the officers and directors of the Company. Prospective investors will, therefore, be entirely reliant on the officers and directors of the Company and will not be able to evaluate for themselves the merits of proposed mortgage or other real estate investments. Certain of the executive officers of the Company, moreover, presently serve without compensation from the Company. Should the services of any such officers be lost, the Company might be required to devote a portion of its income to salary expense. See "Management."

     General Risks of Financing on Real Estate. All mortgage loans are subject to some degree of risk, including the risk of a default by the borrower on the mortgage loans and the added responsibility on the part of the Company of operating the property and/or foreclosing in order to protect its investment. The borrower's ability to make payments due under a mortgage loan and the amount the Company may realize after a default will be dependent upon the risks generally associated with real estate investments, which are beyond the control of the Company, including general or local economic conditions, neighborhood values, interest rates, real estate tax rates, other operating expenses, the supply of and demand for properties of the type involved, the inability of the borrower to obtain or maintain full occupancy of the property, zoning laws, rent control laws, other governmental rules and fiscal policies and acts of God.

     Default by Mortgagor and Foreclosure. In the event of a default on a mortgage loan which requires the Company to foreclose upon the property or otherwise pursue its remedies in order to protect its investment, the Company may seek to obtain a purchaser for the property upon such terms as it deems reasonable. However, there can be no assurance that the amount realized upon any such sale of the underlying property will result in financial profit or prevent loss to the Company.

     Risks of Floating Rate Debt. Interest on the Debentures to be issued by the Company is calculated at a floating rate. A portion of the mortgages held by the Company pay interest at fixed rates. To the extent that rising interest rates result in higher interest payments on the Debentures by the Company, the Company will have to devote a higher percentage of the fixed interest payments it receives to meet the interest payments due on the Debentures and may not have sufficient funds to acquire additional mortgages or to repay its Debentures. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Impact of Inflation."

     Risks of Ownership of Real Property. The Company may also be subject to the risks inherent in the ownership of interests in any commercial, industrial, retail or residential properties which it acquires directly or in a foreclosure process, including, without limitation, fluctuations in occupancy rates and operating expenses, variations in rental schedules, the character of the tenancy and the possible effect on the cash flow from a property if its tenants incur financial difficulties. Such events may, in turn, be adversely affected by general and local economic conditions, the supply of and demand for properties of the type in which the Company invests, zoning laws, federal and local rent controls, federal and local environmental protection laws, including, without limitation, laws relating to the use and maintenance of asbestos, other laws and regulations and real property tax rates. Certain expenditures associated with real estate equity investments (principally real estate taxes and maintenance costs) are not necessarily decreased by events adversely affecting the Company's income from such investments. Thus, the cost of operating a real property may exceed the rental income earned thereon, and the Company may have to advance funds in order to protect its investment or may be required to dispose of the real property at a loss. The Company's ability to meet its debt and other obligations will depend in part on these factors, and for these and other reasons, no assurance of profitable operation of a real property can be made.

     Impact of Prevailing Economic Conditions. The real estate industry in general and the kinds of investments which will be made by the Company in particular may be affected by prevailing interest rates, the availability of funds and the generally prevailing economic environment. During the past few years, there have been wide fluctuations in money market conditions and interest rates charged on loans, including real estate loans. The direction of future interest rates and the willingness of financial institutions to make funds available for real estate financing in the future is difficult to predict. The real property and the properties underlying any mortgages that may be acquired with the proceeds of this Offering, and the properties underlying the Company's present mortgage loans will also be affected by prevailing economic conditions and the same factors noted in "Risks of Ownership of Real Property" above, which may affect the Company's ability to collect rent and the borrower's ability to repay, respectively. The Company is unable to predict what effect, if any, the prevailing economic conditions will have on its ability to make mortgage loans or on the operations of the properties subject to its investments or its own real property.

     Risk of Prepayment of Mortgages. While many of the Company's mortgage loans include penalties for prepayment, fluctuating interest rates may give rise to prepayments and there can be no assurance that the Company would be able to reinvest the proceeds of such prepayments at the same or higher interest rates. See "General Risks of Financing on Real Estate."

     Availability of Working Capital. To the extent that reserves maintained by the Company are not sufficient to defray expenses and carrying costs which exceed the income of the Company, it will be necessary to attempt to borrow such amounts. In the event financing is not available on acceptable terms, the Company may be forced to liquidate certain investments on terms which may not be favorable to it.

     Hazardous Waste and Environmental Liens. Recent federal and state statutes impose liability on property owners or operators for the clean-up or removal of hazardous substances found on their property. Courts have extended this liability to lenders who have obtained title to properties through foreclosure or have become involved in managing properties prior to obtaining title. Additionally, such statutes allow the government to place liens for such liability against affected properties, which liens will be senior in priority to other liens, including mortgages against the properties. Federal and state laws in this area are constantly evolving. The Company intends to monitor such laws and take commercially reasonable steps to protect itself from the impact thereof; however, there can be no assurance that the Company will be fully protected from the impact of such laws.

                                 USE OF PROCEEDS

     The net proceeds of the Offering, after payment of underwriting fees and commissions, are estimated at $5,492,500 if the maximum amount ($6,000,000) of the Debentures are sold, and are estimated at $4,550,000 if the minimum amount ($5,000,000) of the Debentures are sold. Such proceeds will be held in trust for the benefit of the purchasers of Debentures, and only used for the purposes set forth herein. After payment of other expenses of the Offering estimated at $96,000, such net proceeds will become part of the working capital of the Company and may be used to purchase mortgages or interests in real estate in accordance with the mortgage and real estate investment policies of the Company or otherwise used in the ordinary course of its business operations.

     Pending investment of the net proceeds as specified above, the Company plans to invest such proceeds in highly liquid sources, such as interest-bearing bank accounts, bank certificates of deposit or other short term money market instruments. It is presently anticipated that such short term investments would be for a period not in excess of six months, although such time could be extended if appropriate mortgages or other interests in real estate are not identified for reinvestment.

     It is presently anticipated that specified mortgage and/or real estate investments will be identified over the course of approximately six months after the completion of the Offering. Selected investments will meet the criteria and characteristics embodied in the Company's present investment policies. See "History of Business--Real Estate Investment Policies and Mortgage Investment Policy". It is not anticipated that any single investment will be in an amount which exceeds ten percent (10%) of the total assets of the Company or that more than twenty percent (20%) of the net proceeds will be invested in a single mortgage or real estate investment. In no event, will more than ten percent (10%) of the proceeds be used to acquire interests in unimproved and/or non-income-producing property.

     In the event that any real estate that may be acquired is subsequently resold or refinanced, any proceeds received therefrom will become part of the working capital of the Company and will be available for reinvestment. Any fees or commissions paid, directly or indirectly, to the Company or its affiliates in connection with any such resale or refinancing, will be on terms comparable with those that would be paid to unaffiliated parties. See "Transactions with Management."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1996 and as adjusted to give effect to the sale of the Debentures offered hereby:

                                                          As Adjusted for the
                                                        Sale of the Debentures
                                                     ---------------------------
                                      June 30,         Minimum         Maximum
                                       1996            Offering       Offering
                                   -----------       -----------     -----------
Long Term Debt:

  Debenture Interest Payable
    at Maturity                    $ 2,725,000       $ 2,725,000     $ 2,725,000
                                   -----------       -----------     -----------
  Mortgages Payable(1)                   9,000             9,000           9,000
                                   -----------       -----------     -----------
  Outstanding Debentures            70,000,000        70,000,000      70,000,000
                                   -----------       -----------     -----------
  Debentures Offered                   ---             5,000,000       6,000,000
                                   -----------       -----------     -----------
                                   $72,734,000       $77,734,000     $78,734,000
                                   ===========       ===========     ===========


Stockholders' Equity:

  Common Stock, No Par Value,
   200 shares authorized,
   31.84 shares issued and
   outstanding                     $ 2,000,000       $ 2,000,000     $ 2,000,000
                                   -----------       -----------     -----------
  Additional Paid-in Capital         3,509,000         3,509,000       3,509,000
                                   -----------       -----------     -----------
  Retained Earnings                  4,129,000         4,129,000       4,129,000
                                   -----------       -----------     -----------
  Total Stockholders' Equity         9,638,000         9,638,000       9,638,000
                                   -----------       -----------     -----------
      Total Capitalization         $82,372,000       $87,372,000     $88,372,000
                                   ===========       ===========     ===========

- ----------
(1)Includes current portion of long-term obligations.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES:

     The Company is engaged in the real estate business, including the origination and purchase of real estate mortgage loans, consisting of first mortgage, junior mortgage and wraparound mortgage loans. The Company's current investment policy emphasizes the investment in mortgage loans on income producing properties. The majority of the Company's loans are expected to mature within approximately five years.

     The Company's liquidity is managed to ensure that sufficient funds are available to meet maturities of borrowings or to make other investments, taking into account anticipated cash flows and available sources of funds. The Company's principal sources of funds have consisted of borrowings (principally through the issuance of its subordinated debentures), mortgage repayments and cash flow from ongoing operations. Total stockholders' equity at June 30, 1996 was $9,638,000. The Company considers its current liquidity and additional sources of funds sufficient to satisfy its outstanding commitments and its maturing liabilities.

RESULTS OF OPERATIONS:

     Six Months Ended June 30, 1996 and 1995

     For the six months ended June 30, 1996 interest income was $4,371,000 as compared to $3,904,000 for the same period a year ago. The increase of $467,000 resulted mainly from an increase in mortgages receivable, offset in part by a decrease in interest rates subsequent to July 1995.

     Interest expense for the 1996 period was $3,330,000 as compared to $2,891,000 for the 1995 period. The increase of $439,000 resulted mainly from an increase in long term obligations, offset in part by a decrease in interest rates subsequent to July 1995.

     General and administrative expenses for 1996 period was $346,000 as compared to $294,000 for 1995. The increase of $52,000 resulted mainly from an increase in payroll and increased advertising expenses, offset in part by a decrease in placement fees for mortgages receivable.

     The provision for income taxes are $215,000 and $246,000 for six months ended June 30,1996 and 1995, respectively. These provisions represent 45% and 46% of pretax income for each period.

     Year Ended December 31, 1995 and 1994

     Interest income for 1995 was $7,984,000 as compared to $6,368,000 for 1994. The increase of $1,616,000 resulted mainly from a higher level of mortgages receivable, together with an increase in interest rates in 1995. Mortgages receivable were: $56,666,000 at December 31, 1994, $59,612,000 at March 31,
1995, $59,457,000 at June 30, 1995, $56,145,000 at September 30, 1995 and
$55,146,000 at December 31, 1995. Interest paid by the Company on its debentures, as well as the interest earned on many of its mortgages, is keyed to the prime rate, which varied from time to time during 1995, from 8 1/2% at December 31, 1994 to a high of 9% and then returning to 8 1/2% at December 31, 1995.

     Interest expense for the 1995 period was $6,227,000 as compared to $4,591,000 for the 1994 period. The increase of $1,636,000 resulted mainly from an increase in long term obligations and an increase in interest rates in 1995.

     General and administrative expenses for 1995 was $657,000 as compared to $483,000 for 1994. The increase of $174,000 resulted mainly from an increase in payroll and the payment of office rental expenses.

         The provision for income taxes decreased from $403,000 in 1994 to $324,000 in 1995. These provisions represent 43% and 42% of pretax income for each period.

     Year Ended December 31, 1994 and 1993

     Interest income for 1994 was $6,368,000 as compared to $4,337,000 for 1993. The increase of $2,031,000 resulted mainly from an increase in mortgages receivable, together with an increase in interest rates in 1994. Mortgages receivable were: $41,521,000 at December 31, 1993; $47,552,000 at March 31,
1994; $51,108,000 at June 30, 1994; $53,221,000 at September 30, 1994; and
$56,666,000 at December 31, 1994. Interest paid by the Company on its debentures, as well as the interest earned on many of its mortgages, is keyed to the prime rate, which increased from time to time during 1994, from 6% at December 31, 1993 to 8 1/2% at December 31, 1994.

     Interest expense for 1994 was $4,591,000 as compared to $3,415,000 for 1993. The increase of $1,176,000 resulted mainly from an increase in long term obligations from $45,239,000 at December 31, 1993 to $54,427,000 at December 31, 1994, and an increase in interest rates in 1994.

     General and administrative expense for 1994 was $483,000, as compared to $188,000 for 1993. The increase of $295,000 resulted primarily from an increase in the service fee charged from 1/4% to 1/2% of the face value of the Company's mortgages receivable, as well as an increase in the size of the mortgage portfolio.

     The provisions for income taxes decreased from $480,000 in 1993 to $403,000 in 1994. These provisions represent 47% and 43% of pretax income for each period.

     Since the Company intends to continue to expand its asset base, including its mortgage portfolio, it is anticipated that its interest income will continue to grow. To the extent that such growth is funded in reliance upon long-term obligations, such as the Debentures, interest expense will likewise increase. The size of any such increase will, of course, depend upon the principal amounts of the additional assets or liabilities, as well as interest rates.

     Since the Company is engaged in the real estate business, its results of operations are affected by general economic trends in real estate markets, as well as by trends in the general economy and the movement of interest rates. Since the properties underlying the Company's mortgages are concentrated in the New York City area, the economic condition in that area can also have an impact on the Company's operations.

     The number of instances of prepayment of mortgage loans tends to increase during periods of declining interest rates and tends to decrease during periods of increasing interest rates. Certain of the Company's mortgages include prepayment provisions, and others prohibit prepayment of indebtedness entirely. In any event, the Company believes that it would be able to reinvest the proceeds of any prepayments of mortgage loans in comparable mortgages so that prepayments would not have any materially adverse effect on the Company's business.

     The rental housing market in New York City remains stable and the Company expects that such properties will continue to appreciate in value with little or no reduction in occupancy rates. The Company's mortgage portfolio is composed predominantly of mortgages on multi-family residential properties, most of which are subject to applicable rent control and rent stabilization statutes and regulations. In both cases, any increases in rent are subject to specific limitations. As such, properties of the nature of those constituting the most significant portion of the Company's mortgage portfolio are not affected by the general movement of real estate values in the same manner as other income-producing properties.

IMPACT OF INFLATION:

     The Company may lend at fixed interest rates that exceed the rates applicable, from time to time, to the Debentures payable by the Company. Under such circumstances inflation has not had a material effect on the Company's continuing operations. Should inflation result in rising interest rates, the Company would have to devote a higher percentage of the interest payments it receives from its fixed rate mortgages to meet the interest payments due on the Debentures. The extent to which the Company may be required to allocate the interest payments it receives to the payment of the interest due on the Debentures as a result of increasing interest rates is limited because the interest payable on both principal and accrued interest on the Debentures may not exceed a certain maximum percent per annum. Should the Company be required to pay the maximum interest payable on the Debentures, the Company may be required to use its working capital for purposes of interest payments.

     The Company's mortgages are generally acquired or originated for investment and not for resale in the secondary market, and it is, in general, the Company's intention to hold such mortgages to maturity. The Company's mortgage loans generally do not meet the criteria set forth by relevant federal agencies, and as a result are not readily marketable in the secondary market.

BUSINESS:

     The Company is engaged in the real estate business and has historically invested primarily in real estate mortgage loans secured by income producing real property. It is anticipated that a substantial portion of the loans to be made by the Company will be loans with terms of up to approximately five years. Such transactions typically require an understanding of the underlying real estate transaction and rapid processing and funding as a principal basis for competing in the making of these loans. The Company does not finance new construction.

     At June 30, 1996, 58% of the outstanding principal amount of the Company's loans (net of discounts) were secured by properties located in the greater New York metropolitan area. The balance of the Company's loans are secured by properties located in Florida, Georgia, New Jersey, upstate New York, Pennsylvania and Virginia.

     Certain of the Company's real estate mortgage loans bear interest at a fixed rate. The balance of such loans bear interest at fluctuating rates. As of June 30, 1996, approximately 29% of the Company's mortgage portfolio was comprised of fixed rate mortgages. Interest on the loans is usually payable monthly.

     At June 30, 1996, the Company's portfolio consisted of 51 real estate mortgage loans totaling $72,189,000 in the aggregate face principal amount ($71,057,000 in carrying amount for financial reporting purposes, the difference representing unearned discounts). Of the principal amount of real estate loans outstanding at June 30, 1996, 0.45% represent wraparound mortgage loans, 90% represent first mortgage loans and 9.55% represent junior mortgage loans.

     The Company may also, from time to time, acquire interests in real property, including fee interests.

INVESTMENT POLICY-OPERATIONS:

     The Company's current investment policy related to mortgages emphasizes investments in short-term real estate mortgages secured by income producing real property, located primarily in the greater New York metropolitan area.

     The properties to be mortgaged are personally inspected by management and mortgage loans are made only on those properties where management is knowledgeable as to operating income and expense. The Company generally relies upon its management in connection with the valuation of properties. From time to time, however, it may engage independent appraisers and other agents to assist in determining the value of income-producing properties underlying mortgages, in which case the costs associated with such services are generally paid by the mortgagor.

     The Company's current investment policy related to real estate acquisitions emphasizes investments in income-producing properties located primarily in the New York metropolitan area.

CURRENT LOAN STATUS:

     At June 30, 1996, the Company had 51 real estate mortgage loans in its portfolio, totaling $72,189,000 (face amount) in aggregate principal amount. Interest rates on the mortgage portfolio range between 6% and 16% per annum. Certain mortgages have been discounted utilizing rates between 12% and 18% per annum.

     Certain information concerning the Company's mortgage loans outstanding at June 30, 1996 is set forth below:

                                     Carrying
                                     Amount of
                                     Mortgage            Prior          No. of
                                       Loans             Liens          Loans
                                   -----------        -----------       -----=
First Mortgage Loans               $63,905,000        $    -0-            44
Junior Mortgages                     6,827,000         15,374,000          6
Wraparound Mortgages                   325,000              9,000          1
                                   -----------        -----------         --
         TOTAL                     $71,057,000        $15,383,000         51
                                   ===========        ===========         ==


     The historical cost of the mortgage loans which originated in connection with the sale of real estate includes a discount to reflect an appropriate market interest rate at the date of origination.

COMPETITION:

     The Company competes for acceptable investments with real estate investment trusts, commercial banks, insurance companies, savings and loan associations, pension funds and mortgage banking firms, many of which have greater resources with which to compete for desirable mortgage loans.

                  SELECTED FINANCIAL INFORMATION OF THE COMPANY

     The following table presents certain historical financial data for the Company. The data should be read in conjunction with the financial statements, related notes and other financial information included herein.

INCOME STATEMENT DATA

                                            Six Months
                                           Ended June 30,                           Year Ended December 31,
                                     ------------------------     --------------------------------------------------------------
                                         1996         1995         1995         1994         1993          1992          1991
                                         ----         ----         ----         ----         ----          ----          ----
                                            (unaudited)

Revenue
 Interest income...................  $4,371,000    $3,904,000   $7,984,000   $6,368,000   $4,337,000    $3,345,000    $2,958,000
 Other income......................     137,000       102,000      332,000      283,000      802,000       735,000       378,000
 Gain on early repayment of
  discounted mortgages receivable..      75,000        64,000       82,000       17,000       18,000        20,000
                                     ----------    ----------   ----------   ----------   ----------    ----------    ----------
                                      4,583,000     4,070,000    8,398,000    6,668,000   $5,157,000    $4,100,000    $3,336,000
                                     ----------    ----------   ----------   ----------   ----------    ----------    ----------
Expenses
 Interest..........................   3,330,000     2,891,000    6,227,000    4,591,000    3,415,000     2,904,000     2,240,000
 General and administrative........     346,000       294,000      657,000      483,000      188,000       194,000       157,000
 Amortization of deferred debenture
  offering costs...................     432,000       349,000      748,000      655,000      529,000       460,000       362,000
                                     ----------    ----------   ----------   ----------   ----------    ----------    ----------
                                      4,108,000     3,534,000    7,632,000    5,729,000   $4,132,000     3,558,000     2,759,000
                                     ----------    ----------   ----------   ----------   ----------    ----------    ----------
Income Before Income Taxes.........     475,000       536,000      766,000      939,000    1,025,000       542,000       577,000
Provision for Income Taxes.........     215,000       246,000      324,000      403,000      480,000       229,000       252,000
                                     ----------    ----------   ----------   ----------   ----------    ----------    ----------
 Net Income........................  $  260,000    $  290,000   $  442,000   $  536,000   $  545,000    $  313,000    $  325,000
                                     ==========    ==========   ==========   ==========   ==========    ==========    ==========
Ratio of Earnings to Fixed Charges:         1.1           1.2          1.1          1.2          1.3           1.2           1.2

- --------------------
(1)The actual ratio of earnings to fixed charges has been computed by dividing earnings (before state and federal taxes and fixed charges) by fixed charges. Fixed charges consist of interest incurred during the period and amortization of deferred debenture offering costs.


BALANCE SHEET DATA

                               Six Months
                             Ended June 30,                                December 31,
                             -------------   ------------------------------------------------------------------------
                                 1996           1995           1994            1993           1992           1991
                                 ----           ----           ----            ----           ----           ----
                             (unaudited)
Mortgages receivable.....    $71,057,000    $55,146,000    $56,666,000     $41,521,000     $32,493,000    $27,307,000
Total assets.............     85,121,000     77,579,000     64,745,000      54,650,000      45,140,000     32,976,000
Long term obligations....     72,734,000     66,850,000     54,427,000      45,239,000      36,584,000     25,484,000
Stockholders' equity.....      9,638,000      9,378,000      8,936,000       8,400,000       7,855,000      7,042,000


                              HISTORY AND BUSINESS

THE COMPANY

     Intervest Corporation of New York (the "Company") was incorporated under the laws of the State of New York in April, 1987. The Company was founded and organized by Lowell S. Dansker, Lawrence G. Bergman and Helene D. Bergman (see "Transactions with Management"), and is privately held. The principal offices of the Company are located at 10 Rockefeller Plaza, Suite 1015, New York, New York 10020-1903, and its telephone number is 212-757-7300. The Company presently owns mortgages on real estate, and intends to acquire and originate additional mortgages on real estate. The proceeds of this offering will be used to acquire or originate additional mortgages on real estate, to acquire and retain interests in real property, or to otherwise be used in the course of its business operations. The Company may in the future engage in any aspect of the real estate and mortgage finance business.

     The Company also has two wholly-owned subsidiaries. See "History and Business--Subsidiaries."

PRESENT BUSINESS

     The Company owns a portfolio of mortgages on improved real property. The aggregate outstanding principal balance at June 30, 1996 due on such mortgages is approximately $72,189,000 ($71,057,000 after adjusting for a discount of $1,132,000), but since one of the mortgages is a "wraparound mortgage," the Company's net equity (mortgages receivable less mortgages payable) in its portfolio of mortgages is approximately $71,048,000. Under a wraparound mortgage, the principal amount of and debt service on one or more senior mortgages is included within the principal amount of and debt service on the wraparound mortgage. The holder of the wraparound mortgage is required to pay the obligations due under such senior mortgages from the payments which it receives on the wraparound mortgage.

     For financial statement reporting purposes, all mortgages contributed or sold to the Company by affiliates have been recorded at the historical cost of the affiliate. The historical cost of the mortgage loans which originated in connection with the sale of real estate includes a discount to reflect an appropriate market interest rate at the date of origination.

     Five mortgages owned by the Company are senior mortgages on net leased, free standing commercial properties, thirty-seven are senior mortgages on multifamily residential apartment buildings, six are junior mortgages on multifamily residential apartment buildings, one is a senior mortgage on land, one is a senior mortgage on an office building and one mortgage is a wraparound mortgage on a multifamily residential apartment building. Five of the properties are commercial properties which are located in various states, and each is leased by the respective owner to a single commercial tenant under a long term net lease.

     Thirty-one of the residential properties are located in New York City, five are located in suburbs of New York City, seven are located in the State of New Jersey and one is located in the State of Pennsylvania. One of the Company's mortgages is a blanket mortgage covering several residential properties located in Philadelphia, Pennsylvania. Three of the residential properties are owned by cooperative corporations (a form of owner-occupied apartment ownership in New York City). Two of the mortgages on such properties are first mortgages and one is a wraparound mortgage. Forty of the residential properties are rental properties, nine of which have commercial space (stores) on the ground floor. Thirty-four of the Company's mortgages on these properties are first mortgages, and six are junior mortgages. One of the mortgages is a first mortgage on land located in the State of Florida.

     The wraparound mortgage owned by the Company, has an outstanding principal balance of $325,000 at June 30, 1996, which principal amount includes the outstanding principal balance under the senior mortgage of $9,000. The maturity date of the wraparound mortgage is November 1, 1996; the monthly payment is $3,200, including interest at 9% per annum. The maturity date of the senior mortgage has passed and the Company continues to make regular payments of principal and interest. The monthly payment of principal and interest due on the senior mortgage is $1,800, including interest at 8.5% per annum. The equity in the wraparound mortgage at June 30, 1996 was $316,000.

     Table 1 below presents, as of June 30, 1996, certain information regarding each of the Company's mortgages. As of the date of this prospectus, none of the mortgages listed in Table 1 were delinquent as to payment of principal or interest. Those mortgages marked with an asterisk are on properties owned by affiliates of the Company.

     The five mortgages listed as items 1 through 5 in Table 1 are liens on net leased, free standing commercial properties. Each is leased by the respective owner to a single commercial tenant under a long term net lease.

     The forty-four mortgages listed as items 6 through 49 in Table 1 are liens on multifamily residential apartment buildings. Item 50 is a mortgage on land and item 51 is a mortgage on an office building. The properties listed as items 6, 7 and 8 are each owned by a cooperative corporation (a form of owner-occupied apartment ownership in New York City). The property listed as item 27 is a condominium complex. The other thirty-eight properties are rental properties, nine of which (items 16, 21, 25, 28, 29, 30, 32, 35 and 43) have commercial space (stores) on the ground floor. Where there are underlying mortgages on these properties (item 8), they are held by unaffiliated parties.



                                          TABLE 1
                                   MORTGAGES RECEIVABLE

                             Outstanding
                             Principal
Mortgage                      Balance     Type of    Effective   Debt Service  Maturity   Principal Balance
 Number      Address         at 6/30/96  Mortgage  Interest Rate  Payments       Date      Due at Maturity   Prepayment Provisions
- ------------------------------------------------------------------------------------------------------------------------------------

 1   104 Main Street        $  217,420.97   First   12.25%     See Footnote 1  12/08/2010  Self-liquidating  No prepayment penalty
     New City, New York
 2   2860 Candler Road         267,235.19   First   13.00%     See Footnote 2   4/01/2013  Self-liquidating  No prepayment penalty
     Decatur, Georgia
 3   6623 Tara Boulevard       230,784.53   First   13.00%     See Footnote 3   4/01/2013  Self-liquidating  No prepayment penalty
     Jonesboro, Georgia
 4   Route 234 and             178,263.28   First   12.375%    See Footnote 4  12/01/2005  Self-liquidating  .5% prepayment penalty
     Coverstone Drive
     Manassas, Virginia
 5   850 Ridge Road East       276,428.99   First   12.50%     See Footnote 5  12/01/2012  Self-liquidating  1% prepayment penalty
     Irondequoit, New York
 6   168-70-72 East
     90th Street
     New York, New York        936,145.85   First   11.51%     See Footnote 6  10/31/1997     $  927,006.37  No prepayment permitted
 7   204-06-08 East 90th
     Street                    850,000.00   First   11.51%     See Footnote 7   7/31/1997        850,000.00  No prepayment permitted
     New York, New York
 8   126 East 12th Street      324,564.01   Wrap-    9.00%     See Footnote 33 11/01/1996        321,466.30  No prepayment permitted
     New York, New York                     Around
 9   455 West 44th Street    1,298,875.00   First   10.00%(A)  See Footnote 37  5/01/2005      1,206,365.61  1% fee
     New York, New York
10   3133 Rochambeau Avenue  1,005,810.15   First   12.50%(A)  See Footnote 8   8/01/2010  Self-liquidating  Not prepayable until
     Bronx, New York                                                                                         balance under $200,000
11   3165 Decatur Avenue     2,850,000.00   First   13.05%(A)  See Footnote 17  9/01/2011  Self-liquidating  Not prepayable until
     Bronx, New York                                                                                         3/1/2004
          and
     3341-45 Reservoir
     Oval West
     Bronx, New York

12   2816 Heath Avenue       1,165,256.12   First   12.75%(A)  See Footnote 18  1/01/2011  Self-liquidating  No prepayment permitted
     Bronx, New York

                                       22


                        Outstanding
                        Principal
Mortgage                 Balance at   Type of   Effective    Debt Service   Maturity    Principal Balance
 Number      Address     6/30/96      Mortgage Interest Rate  Payments        Date       Due at Maturity   Prepayment Provisions
- -------------------------------------------------------------------------------------------------------------------------------
 13  134 East Mosholu      2,260,133.47  First   10.50%(A)  See Footnote 9  11/01/2012  Self-liquidating  Not prepayable until
     Parkway South                                                                                        2/2003
     Bronx, New York
            and
     2910 Grand Concourse
     Bronx, New York
 14  2979 Marion Avenue      900,000.00  First   12.27%(A)  See Footnote 24  8/01/2012  Self-liquidating  Not prepayable until
     Bronx, New York                                                                                      balance under $200,000,
                                                                                                          2% fee on unpaid balance
 15  326 East 201st Street   602,153.07  First   13.50%(A)  See Footnote 10  3/01/1997        592,000.00  No prepayment penalty
     Bronx, New York
*16  220 West 93rd Street  1,050,000.00  Second  12.00%     See Footnote 7   2/01/1999      1,050,000.00  No prepayment penalty
     New York, New York
 17  2855 Claflin Avenue     802,492.87  First    9.00%(A)  See Footnote 11  7/01/2006  Self-liquidating  Not prepayable until
     Bronx, New York                                                                                      1/1/2000
 18  2847 Webb Avenue        643,691.98  First   13.50%(A)  See Footnote 12  3/01/1997        634,000.00  No prepayment penalty
     Bronx, New York
 19  115-117 West
     197th Street          1,946,600.26  First   13.75%(A)  See Footnote 13  6/01/2013  Self-liquidating  No prepayment permitted
     Bronx, New York
 20  3006 Decatur Avenue   1,198,627.50  First    9.00%(A)  See Footnote 14 11/01/2015  Self-liquidating  Not prepayable until 3/99
     Bronx, New York
*21  222 West 83rd Street  3,300,000.00  Second  11.00%     See Footnote 7   2/01/1997      3,300,000.00  No prepayment penalty
     New York, New York
 22  219-221 East 23rd     1,293,343.34  First         (B)  See Footnote 36 2/28/1997       1,265,398.27  1% fee
     Street
     New York, New York
 23  2980 Valentine Avenue 1,834,428.18  First   12.75%(A)  See Footnote 15 11/01/2011  Self-liquidating  Not prepayable until
     Bronx, New York                                                                                      1/1/2003
 24  3154-3164 Grand
     Concourse             1,613,117.93  First   13.00%(A)  See Footnote 19  1/01/2010  Self-liquidating  Not prepayable until
     Bronx, New York                                                                                      10/1/2000
 25  796-798 Ninth Avenue  1,445,000.00  First   10.00%     See Footnote 7  10/01/2000      1,445,000.00  Not prepayable until
     New York, New York                                                                                   1/1/1997

                                       23


                              Outstanding
                              Principal
Mortgage                       Balance at  Type of   Effective    Debt Service   Maturity   Principal Balance
 Number      Address           6/30/96     Mortgage Interest Rate  Payments        Date      Due at Maturity   Prepayment Provisions
- ------------------------------------------------------------------------------------------------------------------------------
 26  3150 Rochambeau Avenue    4,510,000.00  First  12.77%(A) See Footnote 25  11/01/2013  Self-liquidating  No prepayment permitted
     Bronx, New York
 27  Hyde Park Condo., Rt. 9   1,902,508.71  First  (B)       See Footnote 39   3/31/1997      1,764,329.14  1% fee
     Hyde Park, New York
*28  203 West 90th Street      1,400,000.00  Second 10.50%(A) See Footnote 7    2/01/1998      1,400,000.00  No prepayment penalty
     New York, New York
 29  790 Ninth Avenue            425,000.00  First  10.00%    See Footnote 7   10/01/2000        425,000.00  Not prepayable until
     New York, New York                                                                                      1/1/1997
 30  801/803 Ninth Avenue      1,103,603.43  First  11.00%(A) See Footnote 38   3/15/2010  Self-liquidating  No prepayment penalty
     New York, New York
*31  650 Main Street             500,000.00  Second 11.50%(A) See Footnote 7    3/01/1996        500,000.00  No prepayment penalty
     New Rochelle, New York
 32  676 Ninth Avenue            265,000.00  First  10.00%    See Footnote 7   10/01/2000        265,000.00  Not prepayable until
     New York, New York                                                                                      1/1/1997
 33  158 South Harrison Street   747,814.64  First  (B)       See Footnote 16   4/15/1998        693,103.08  Not prepayable until
     East Orange, New Jersey                                                                                 7/15/1997, then
                                                                                                             1% fee
 34  48-56 Beaver Street       2,358,855.64  First  (B)       See Footnote 20   4/30/1997      2,284,589.31  Not prepayable until
     New York, New York                                                                                      11/8/1996; then
                                                                                                             1% fee
 35  805 Ninth Avenue            290,455.55  First  11.00%(A) See Footnote 21   3/15/2010  Self-liquidating  No prepayment penalty
     New York, New York
 36  200 Route 209               915,491.84  First  (B)       See Footnote 22   4/30/1997        847,283.76  Not prepayable until
     Ellenville, New York                                                                                    11/21/1996; then
                                                                                                             1% fee
 37  116 Prospect Street         872,413.91  First  (B)       See Footnote 23  12/01/1996        851,566.53  1% fee
     East Orange, New Jersey
 38  179 South Harrison Street   641,597.39  First  (B)       See Footnote 26  12/01/1996        623,740.92  1% fee
     East Orange, New Jersey
 39  143-147 North Avenue      4,750,000.00  First  11.00%    See Footnote 27   4/01/2005      4,114,082.85  1% fee
     New Rochelle, New York
 40  60 South Munn Avenue      1,398,961.38  First  (B)       See Footnote 28   3/01/1997      1,397,386.09  1% fee
     East Orange, New Jersey

                                       24


                                   Outstanding
                                    Principal
Mortgage                            Balance at Type of   Effective     Debt Service Maturity Principal Balance
 Number      Address                 6/30/96    Mortgage Interest Rate   Payments    Date    Due at Maturity   Prepayment Provisions
- ------------------------------------------------------------------------------------------------------------------------------------
41   3051-91 Pleasant Street      1,085,847.81  First  (B)        See Footnote 29  7/01/1997     928,811.72  1% fee
     Camden, New Jersey
42   320 West Branch Avenue       7,200,000.00  First  (B)        See Footnote 30  5/01/1999   6,266,296.82  Not prepayable until
     Pine Hill, New Jersey                                                                                   11/2/1997,
                                                                                                             then 1% fee
43   238-240 East 14th Street     1,100,000.00  First  11.00%(A)  See Footnote 7   3/01/1999   1,100,000.00  No prepayment penalty
     New York, New York
44   189 Sunrise Highway            293,350.12  Second (B)        See Footnote 31  3/31/1997     285,081.62  1% fee
     Rockville Centre, New York
45   190 Fordham Street             646,666.13  First  24.00%     See Footnote 32  9/30/1996     646,974.50  1% fee (not required if
     City Island, Bronx, New York                                                                            after 8/31/1996)
46   178-180 Fifth Avenue           351,188.02  Second (B)        See Footnote 34 12/15/1996     344,028.77  1% fee
     New York, New York
47   276-336 Eastern Parkway        289,687.89  First  (B)        See Footnote 35  8/01/1997  197,821.89(C)  Not prepayable until
     Irvington, New Jersey                                                                                   5/1/1997,
                                                                                                             then 1% fee
48   One Arden Street             1,400,000.00  First  13.00%     See Footnote 7   5/01/1997   1,400,000.00  Not prepayable until
     New York, New York                                                                                      11/1/96
49   Blanket Mortgage - Apartment 3,769,388.89  First  (B)        See Footnote 40  6/12/1999   3,292,797.15  Not prepayable until
     Buildings                                                                                               6/12/1997;
     Philadelphia, Pennsylvania                                                                              then 1% fee
50   Triple R Ranch               1,591,980.68  First  (B)        See Footnote 41  7/10/1997   1,563,597.70  1% fee
     Kissimmee, Florida
51   Meridian Center              3,889,122.70  First  (B)        See Footnote 42  4/26/1997   3,797,877.79  1% fee
     Two Industrial Way West
     Eatontown, New Jersey


* Owned by an affiliate of the Company

(A) The interest rates specified are the effective interest rates at June 30, 1996. These are floating rate mortgages and interest rates are adjusted pursuant to the terms of the mortgage either at specified times and at specified rates or based upon the prime rate or a specified increment over the prime rate. The mortgages incorporate interest rate floors ranging from 6% to 13.75%.

(B) These are floating rate mortgages and the interest rate is the greater of the then applicable rate or a specified increment over the prime rate, which increment ranges from 5% to 7%.

                     (See Additional Footnotes on Next Page)

(C) The full principal balance at June 30, 1996 was $1,539,687.89, including a participation of $1,250,000 held by an unrelated third party. The full balance at maturity is $1,447,821.89.

(1) $22,000.00 annually on December 15 each year, including annual interest in advance.

(2)  $2,509.75 per month, including interest.

(3)  $2,167.50 per month, including interest.

(4) $24,287.16 annually on December 1 each year, including annual interest in advance.

(5) $29,356.32 annually on December 1 each year, including annual interest in advance.

(6) Debt service payments increase from $9,355 per month to $9,505 per month over the life of the mortgage.

(7)  Debt service payments are interest only.

(8) Debt service payments increase from $11,000 per month to $13,000 per month over the life of the mortgage.

(9) Debt service payments increase from $21,000 per month to $25,000 per month over the life of the mortgage.

(10) Debt service payments increase from $5,000 per month to $5,800 per month over the life of the mortgage.

(11) Debt service payments increase from $10,000 to $11,750 over the life of the mortgage.

(12) Debt service payments increase from $5,525 per month to $6,325 per month over the life of the mortgage.

(13) Debt service payments increase from $23,000 per month to $24,500 per month over the life of the mortgage.

(14) Debt service payments increase from $10,000 per month to $12,917 per month over the life of the mortgage.

(15) Debt service payments increase from $18,000 per month to $24,000 per month over the life of the mortgage.

(16) $11,200 per month, including interest.

(17) Debt service payments increase from $31,000 per month to $44,000 per month over the life of the mortgage.

(18) Debt service payments increase from $11,700 per month to $15,250 per month over the life of the mortgage.

(19) Debt service payments increase from $17,500 per month to $24,000 per month over the life of the mortgage.

(20) $36,500 per month including interest.

(21) Debt service payments increase from $3,100 per month to $3,350.52 per month over the life of the mortgage.

                     (See Additional Footnotes on Next Page)

(22) Debt service payments increase from $17,400 per month to $18,400 per month over the life of the mortgage.

(23) $14,819.25 per month, including interest.

(24) Debt service payments increase from $9,000 per month to $11,250 per month over the life of the mortgage.

(25) Debt service payments increase from $48,000 per month (which are interest payments only) to $80,000 per month (which includes payments of principal) over the life of the mortgage.

(26) $11,391.10 per month including interest.

(27) Debt service payments increase from $39,583 per month to $44,000 per month over the life of the mortgage.

(28) $17,200 per month, including interest.

(29) Debt service payments increase from $24,000 per month to $25,250 per month over the life of the mortgage.

(30) Debt service payments increase from $50,000 per month to $104,000 per month over the life of the mortgage.

(31) $4,533 per month including interest.

(32) $13,400 per month, including interest.

(33) $3,200 per month, including interest.

(34) $5,550 per month, including interest.

(35) $27,335 per month, including interest, reduced by interest payment at 10.25% on $1,250,000 to participants of the mortgage.

(36) $18,200 per month, including interest.

(37) Debt service payments include $3,000 principal for the first 12 months and then increase from $10,950 per month to $11,950 per month over the life of the mortgage.

(38) Debt service payments vary from $12,500 per month to $12,212.60 per month over the life of the mortgage.

(39) $37,900 per month, including interest.

(40) Debt service payments increase from $50,000 per month to $65,000 per month over the life of the mortgage.

(41) $21,500 per month, including interest.

(42) Debt service payments decrease from $83,200 per month to $48,200 per month over the life of the mortgage.

PROPERTY TO BE ACQUIRED FROM NET PROCEEDS OF OFFERING

     The Company plans to apply the net cash proceeds of the offering to the acquisition of additional mortgages and/or interests in real estate. See "Use of Proceeds."

FUTURE BUSINESS OPERATIONS

     The Company plans to continue to engage in the real estate business, including the acquisition and origination of mortgages. Such mortgages may be purchased from affiliates of the Company or from unaffiliated parties. It is anticipated that such mortgages will be acquired or originated using the proceeds of additional debenture offerings and/or internally generated funds.

     The Company intends to continue to originate new mortgages, to acquire existing mortgages, and to acquire equity interests in real property. The Company does not presently own any equity interests in real property nor has it acquired any equity interest in real property since the date it commenced business. However, the proceeds from this offering may be applied to such an acquisition and the Company may purchase additional equity interests in real property in the future or it may acquire such an equity interest pursuant to a foreclosure upon a mortgage held by it.

     The Company's mortgage loans will include: (i) wraparound mortgage loans;
(ii) junior mortgage loans; and (iii) first mortgage loans.

     The Company's mortgage loans will generally be secured by income-producing properties. In determining whether to make mortgage loans, the Company will analyze relevant real property and financial factors which may in certain cases include such factors as the condition and use of the subject property, its income-producing capacity and the quality, experience and creditworthiness of the owner of the property. The Company's mortgage loans will generally not be personal obligations of the borrower and will not be insured or guaranteed by governmental agencies or otherwise.

     The Company anticipates its mortgage loans will typically mature within approximately five years. However, the Company may also invest in mortgage loans with longer maturities or shorter maturities. The Company anticipates that generally its mortgage loans will provide for balloon payments due at the time of their maturity.

     With respect to the acquisition of equity interests in real estate, the Company may acquire and retain title to properties or, may, directly or through a subsidiary, retain an interest in a partnership formed to acquire and hold title to real property.

     While no such transactions are presently pending, the Company would, in appropriate circumstances, consider the expansion of its business through investments in or acquisitions of other companies engaged in real estate or mortgage business activities.

     The Company does not have any present intentions to issue senior securities; to underwrite securities of other issuers; or to offer securities in exchange for property. While no such transactions are currently contemplated, the Company would, in appropriate circumstances and without the approval of the Debenture Holders, consider the call or redemption of its outstanding debt securities.

REAL ESTATE INVESTMENT POLICIES

     While the Company has not previously made acquisitions of real property or managed income-producing property, its management has had substantial experience in the acquisition and management of properties and, in particular, multifamily residential properties. Three of the executive officers of the Company have been actively involved in such activities for many years. (See "Management").

     Real property that may be acquired will be selected by management of the Company. The Board of Directors of the Company has not adopted any formal policies regarding the percentage of the Company's assets that may be invested in any single property, or in any type of property, or regarding the geographic location of properties that may be acquired. No vote of any securities holders of the Company is necessary for any investment in real estate.

     The Company anticipates that any equity interests it may acquire will be in income-producing properties, primarily multi-family residential properties located in the New York metropolitan area. The acquisition of real estate may be financed in reliance upon working capital, mortgage financing or a combination of both. It is anticipated that properties selected for acquisition would have potential for appreciation in value. While such properties would typically generate cash flow from rentals, it is anticipated that income from properties will generally be reinvested in capital improvements to the properties.

     While the Company would maintain close supervision over any properties that it may own, independent managing agents may be engaged when deemed appropriate by management. All such properties would, as a matter of policy, be covered by property insurance in amounts deemed adequate in the opinion of management.

MORTGAGE INVESTMENT POLICY

     Future investments in mortgages will be selected by management of the Company. The Board of Directors of the Company has not adopted any formal policy regarding the percentage of the Company's assets which may be invested in any single mortgage, or in any type of mortgage investment, or regarding the geographic location of properties on which the mortgages owned by the Company are liens. However, it is the present intention of the management of the Company to maintain the diversification of the portfolio of mortgages owned by the Company. No vote of any security holders of the Company is necessary for any investment in a mortgage.

     The Company anticipates that it will acquire or originate senior and junior mortgages, primarily on multifamily residential properties. The Company anticipates that the amount of each mortgage it may acquire in the future will not exceed 85% of the fair market value of the property securing such mortgage. Such mortgages generally will not be insured by the Federal Housing Administration or guaranteed by the Veterans Administration or otherwise guaranteed or insured in any way. The Company requires that all mortgaged properties be covered by property insurance in amounts deemed adequate in the opinion of management. The Company also acquires or originates mortgages which are liens on other types of properties, including land and commercial and office properties, and may resell mortgages.

TEMPORARY INVESTMENTS BY AFFILIATES ON BEHALF OF THE COMPANY

     An affiliate of the Company may make a mortgage loan or purchase a mortgage in its own name and temporarily hold such investment for the purpose of facilitating the making of an investment of the Company, provided that any such investment is acquired by the Company at a cost no greater than the cost of such investment to the affiliate plus carrying costs and provided there is no other benefit to the affiliate arising out of such transaction from compensation otherwise than as permitted by this Prospectus.

CERTAIN CHARACTERISTICS OF THE COMPANY'S MORTGAGE INVESTMENTS

     Mortgages typically provide for periodic payments of interest and, in some cases, principal during the term of the mortgage, with the remaining principal balance and any accrued interest due at the maturity date. The majority of the mortgages owned by the Company provide for balloon payments at maturity, which means that a substantial part or all of the original principal of the mortgage is due in one lump sum payment at maturity. The property on which the mortgage is a lien provides the security for the mortgage. If the net revenue from the property is not sufficient to make all debt service payments due on mortgages on the property, or if at maturity or the due date of any balloon payment the owner of the property fails to raise the funds to make the payment (by refinancing, sale or otherwise), the Company could sustain a loss on its investment in the mortgage. To the extent that the aggregate net revenues from the Company's mortgage investments are insufficient to provide funds equal to the payments due under the

Company's debt obligations, including the Debentures, then the Company would be required to utilize its working capital for such purposes or otherwise obtain the necessary funds from outside sources. No assurance can be given that such funds would be available to the Company. A failure to make any payments due to the holders of Debentures would give rise to those remedies set out in the Indenture. (See "Description of Debentures").

     With respect to any wraparound mortgages which may be originated by the Company in the future, such wraparound mortgages are generally negotiated and structured on an individual, case by case basis, and may be structured to include any or all of the following provisions:

          (i) The Company may lend money to a real property owner who would be obligated to repay the senior underlying mortgage debt as well as the new wraparound indebtedness owed to the Company.

          (ii) The Company may legally assume the obligation to make the payments due on the senior underlying mortgage debt.

         (iii) The real property owner-debtor may agree to make payments to the Company in satisfaction of both the senior underlying mortgage debt and the new wraparound indebtedness owed to the Company.

          (iv) The Company may receive a mortgage on the real property to secure repayment of the total amount of indebtedness (wraparound indebtedness and the senior underlying mortgage indebtedness).

     The mortgages owned by the Company that are junior mortgages are subordinate in right of payment to senior mortgages on the various properties. The Company generally relies upon its management in connection with the valuation of properties. From time to time, however, it may engage independent appraisers and other agents to assist in determining the value of income-producing properties underlying mortgages. In all cases, in the opinion of management, the current value of the underlying property collateralizing the mortgage loan is in excess of the stated amount of the mortgage loan. Therefore, in the opinion of management of the Company, each property on which a mortgage owned by the Company is a lien constitutes adequate collateral for the related mortgage loan. Accordingly, in the event the owner of a property fails to make required debt service payments, management believes that, based upon current value, upon a foreclosure of the mortgage and sale of the property, the Company would recover its entire investment. However, there can be no assurance that the current value of the underlying property will be maintained.

LOAN LOSS EXPERIENCE

     For financial reporting purposes, the Company considers a loan as delinquent or non-performing when it is contractually past due 90 days or more as to principal or interest payments. To date, the Company has not experienced any defaults or delinquencies in its mortgage portfolio. The Company evaluates its portfolio of mortgage loans on an individual basis, comparing the amount at which the investment is carried to its estimated net realizable value. Since the Company has not experienced any defaults or delinquencies, no allowance for loan losses is presently maintained.

TAX ACCOUNTING TREATMENT OF PAYMENTS RECEIVED ON MORTGAGES

     The Company derives substantially all of its cash flow from debt service payments which it receives on mortgages owned by it. The tax accounting treatment of such debt service payments, as income or return of capital, depends on the particular mortgage. In the case of mortgages which pay interest only, the entire debt service payment prior to maturity received by the Company is treated as income and the repayment of principal is generally considered a return of capital. In the case of mortgages which include amortization of principal in the debt service payment received by the Company, the amount representing amortization of principal is generally treated as a return of capital for tax accounting purposes. However, the Company will report $199,000 of additional taxable income upon the collection of $875,000 of principal applicable to five mortgages due to deferrals of taxable income in connection with prior real estate transactions.

FINANCIAL ACCOUNTING TREATMENT OF PAYMENTS RECEIVED ON MORTGAGES

     For financial reporting purposes, the Company's basis in mortgages originated in connection with real estate sale transactions is less than the face amount outstanding. This difference is attributable to discounts recorded by the Company to reflect a market rate of interest at the date the loans were originated. These discounts will be amortized over the lives of the mortgages.

EFFECT OF GOVERNMENT REGULATION

     Investment in mortgages on real properties presently may be impacted by government regulation in several ways. Residential properties may be subject to rent control and rent stabilization laws. As a consequence, the owner of the property may be restricted in its ability to raise the rents on apartments. If real estate taxes, fuel costs and maintenance of and repairs to the property were to increase substantially, and such increases are not offset by increases in rental income, the ability of the owner of the property to make the payments due on the mortgage as and when they are due might be adversely affected.

     Laws and regulations relating to asbestos have been adopted in many jurisdictions, including New York City, which require that whenever any work is undertaken in a property in an area in which asbestos is present, the asbestos must be removed or encapsulated in accordance with such applicable local and federal laws and regulations. The cost of asbestos removal or encapsulation may be substantial, and if there were not sufficient cash flow from the property, after debt service on mortgages, to fund the required work, and the owner of the property fails to fund such work from other sources, the value of the property could be adversely affected, with consequent impairment of the security for the mortgage.

     Laws regulating the storage, disposal and clean up of hazardous or toxic substances at real property have been adopted at the federal, state and local levels. Such laws may impose a lien on the real property superior to any mortgages on the property. In the event such a lien were imposed on any property which serves as security for a mortgage owned by the Company, the security for such mortgage could be impaired.

INDEMNIFICATION

     Pursuant to the bylaws of the Company, the Company is obligated to indemnify officers and directors of the Company against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by such officers or directors as a result of any action or proceeding, or any appeal therein, to the extent such indemnification is permitted under the laws of the State of New York (in which the Company is incorporated). Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

LITIGATION

     The Company is not engaged in any litigation, nor does it presently know of any threatened or pending litigation in which it is contemplated that the Company will be made a party.

SUBSIDIARIES

     The Company has two wholly-owned subsidiaries. Intervest Distribution Corporation is a servicing agent for distributions to investors and performs distribution and record-keeping functions for the Company and its affiliates. Intervest Realty Servicing Corporation is currently engaged in real estate management and brokerage activities.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The current directors and executive officers of the Company are as follows:

     Lawrence G. Bergman, age 52, serves as a Director, and as Vice President and Secretary of the Company and has served in such capacities since the Company was organized. Mr. Bergman received a Bachelor of Science degree and a Master of Engineering (Electrical) degree from Cornell University, and a Master of Science in Engineering and a Ph.D degree from The Johns Hopkins University. Mr. Bergman is also a Director, Vice-President and Secretary of Intervest Bancshares Corporation, and Co-Chairman of the Board of Directors and a member of the Loan Committee of Intervest Bank. During the past five years, Mr. Bergman has been actively involved in the ownership and operation of real estate and mortgages through certain family-owned entities.

     Michael A. Callen, age 56, serves as a Director of the Company, and has served in such capacity since October, 1992. Mr. Callen received a Bachelor of Arts degree from the University of Wisconsin in Economics and Russian. Mr. Callen is Senior Advisor, The National Commercial Bank, Jeddah, Kingdom of Saudi Arabia and prior to 1993 was a Director and Sector Executive at Citicorp/Citibank, responsible for corporate banking activities in North America, Europe and Japan. Mr. Callen is a Director of Intervest Bancshares Corporation and a Director of AMBAC, Inc.

     Jean Dansker, age 74, serves as Vice President of the Company and has served in such capacity since June, 1996. Mrs. Dansker received a Bachelor of Arts degree from Brooklyn College in Economics. Mrs. Dansker has been an active investor in real estate and mortgages for more than five years.

     Jerome Dansker, age 77, serves as a Director and as Executive Vice President of the Company, and has served in such capacity since November, 1993. Mr. Dansker became Chairman of the Board of Directors in June, 1996. Mr. Dansker received a Bachelor of Science degree from the New York University School of Commerce, Accounts and Finance, a law degree from the New York University School of Law, and is admitted to practice as an attorney in the State of New York. Mr. Dansker is a Director, Chairman of the Board and Executive Vice President of Intervest Bancshares Corporation. He is also a Director and Chairman of the Loan Committee of Intervest Bank. During the past five years, Mr.

Dansker has been actively involved in the ownership and operation of real estate and mortgages through certain family-owned entities.

     Lowell S. Dansker, age 45, serves as a Director, and as President and Treasurer of the Company, and has served in such capacities since the Company was organized. Mr. Dansker received a Bachelor of Science in Business Administration from Babson College, a law degree from the University of Akron School of Law, and is admitted to practice as an attorney in New York, Ohio, Florida and the District of Columbia. Mr. Dansker is also a Director, President and Treasurer of Intervest Bancshares Corporation, an affiliated bank holding company and Co-Chairman of the Board of Directors and a member of the Loan Committee of Intervest Bank, a Florida state-chartered bank which is majority owned by Intervest Bancshares Corporation. During the past five years, Mr. Dansker has been actively involved in the ownership and operation of real estate and mortgages through certain family-owned entities.

     Milton F. Gidge, age 67, serves as a Director of the Company, and has served in such capacity since December, 1988. Mr. Gidge received a Bachelor of Business Administration degree in Accounting from Adelphi University and a Masters Degree in Banking and Finance from New York University. Mr. Gidge retired in 1994 and, prior to his retirement, was a Director and Chairman-Credit Policy of Lincoln Savings Bank, F.S.B. (headquartered in New York City). He is also a Director of Intervest Bancshares Corporation, Interboro Mutual Indemnity Insurance Company and Vicon Industries, Inc. Mr. Gidge was an officer of Lincoln Savings Bank, F.S.B. for more than five years.

     William F. Holly, age 67, serves as a Director of the Company and has served in such capacity since December, 1990. Mr. Holly received a Bachelor of Arts degree in Economics from Alfred University. Mr. Holly is Chairman of the Board and Chief Executive Officer of Sage, Rutty & Co., Inc., members of the Boston Stock Exchange, with offices in Rochester, New York and Canandaigua, New York, and is also a Director of Intervest Bancshares Corporation and a Trustee of Alfred University. Mr. Holly has been an officer and director of Sage, Rutty & Co., Inc. for more than five years.

     David J. Willmott, age 58, serves as a Director of the Company, and has served in such capacity since June, 1989. Mr. Willmott is a graduate of Becker Junior College and attended New York University Extension and Long Island University Extension of Southampton College. Mr. Willmott is the Editor and Publisher of Suffolk Life Newspapers, which he founded more than 25 years ago. Mr. Willmott is also a Director of Intervest Bancshares Corporation.

     Wesley T. Wood, age 53, serves as a Director of the Company, and has served in such capacity since April, 1992. Mr. Wood received a Bachelor of Science degree form New York University, School of Commerce. Mr. Wood is President of Marketing Capital Corporation, an international marketing consulting and investment firm which he founded in 1973. He is also a Director of Intervest Bancshares Corporation, a Director of the Center of Direct Marketing at New York University, a member of the Marketing Committee at Fairfield University in Connecticut, and a Trustee of St. Dominics in Oyster Bay, New York.

     All of the directors of the Company have been elected to serve as directors until the next annual meeting of the Company's shareholders. Each of the officers of the Company has been elected to serve as an officer until the next annual meeting of the Company's directors.

     Mr. Bergman's wife is the sister of Lowell S. Dansker and Jerome Dansker is the father of Lowell S. Dansker and Mrs. Bergman. Jean Dansker is the wife of Jerome Dansker and the mother of Lowell S. Dansker and Mrs. Bergman.

     In their capacities as general partners of Capital Holding Company, Messrs. Dansker and Mr. Bergman are responsible for all aspects of that company's operations and make all management decisions related to such operations. As a result of their substantial experience in real estate activities, including the ownership, acquisition and management of income-producing properties, for affiliates of the Company, they have developed substantial expertise in the valuation of such properties.

EXECUTIVE COMPENSATION

     Prior to July 1, 1995, no compensation was paid to or accrued by the Company for any executive officer or director of the Company (other than fees paid to directors for attending Board meetings). Each of the directors receives a fee of $250 for each meeting of the Board of Directors he attends. Effective as of July 1, 1995, the Company entered into an employment agreement with Mr. Jerome Dansker, its Executive Vice President. The agreement is for a term of ten years and provides for the payment of an annual salary in the present amount of $132,500, which is subject to increase annually by six percent or by the percentage increase in the consumer price index, if higher. The agreement also provides for monthly expense account payments, the use of a car and medical benefits. In the event of Mr. Dansker's death or disability, monthly payments of one-half of the amount which otherwise would have been paid to Mr. Dansker will continue until the greater of (i) the balance of the term of employment, and
(ii) three years.

                          TRANSACTIONS WITH MANAGEMENT

     The Company has in the past and may in the future acquire mortgages from affiliated parties, including Capital Holding Company and New York Properties Trust. The three shareholders of the Company, together with Mr. Jerome Dansker, are the sole partners of Capital Holding Company. Mr. Bergman and Mr. Lowell Dansker are the sole trustees of New York Properties Trust and were the trustees of Central Properties Trust, which ceased doing business in 1995. City Properties Company was a sole proprietorship owned by Jerome Dansker. Because of such affiliations, management of the Company may have a conflict of interest in establishing a fair price for the purchase of the mortgages representing liens on properties owned by affiliates. Nevertheless, in the opinion of management of the Company, the purchase prices for such mortgages have been and will be at least as favorable to the Company as if the respective properties were owned by unaffiliated third parties.

     In addition, affiliates of the Company may enter into other transactions with or render services for the benefit of the Company. For example an affiliate of the Company provides mortgage servicing to the Company and a subsidiary of the Company acts as servicing agent for distributions to investors and performs distribution and record-keeping functions for the Company. Any future transactions between the Company and any of its affiliates will be entered into on terms at least as favorable as could be obtained from unaffiliated independent third parties and will be subject to approval or ratification by a majority of independent directors considering the transaction. To the extent that the Company may, from time to time, make loans to its shareholders or other affiliates, such loans will be: evidenced by notes; at interest rates comparable to that charged by other lenders; repaid pursuant to amortization schedules comparable to those used by other lenders for similar loans; made only if the borrower is a satisfactory credit risk; and will be monitored in the same manner as would be used by other lenders.

     During 1993, Capital Holding Company, Central Properties Trust, City Properties Company and New York Properties Trust sold to third parties eight properties subject to mortgages held by the Company. In connection with those sales, the Company purchased two junior mortgages from an unaffiliated party in the aggregate principal amount of $350,000, each at a purchase price equal to its then outstanding principal balance, and, the Company's mortgages were refinanced and the Company acquired first mortgages totaling $11,675,000.

     During 1993, the Company made mortgage loans in the amount of $550,000 on properties owned by Capital Holding Company.

     In May of 1993, the Company loaned a total of $3,500,000 to the shareholders of the Company. The proceeds of the loan were contributed by the shareholders to the capital of Intervest

Bancshares Corporation, which corporation acquired approximately 95% of the shares of capital stock of Intervest Bank, a Florida state-chartered banking corporation. The shareholders have repaid the loan in full.

     During 1994, New York Investment Company and Central Properties Trust sold to third parties two properties subject to mortgages held by the Company. In connection with those sales, the Company purchased a junior mortgage from an unaffiliated party in the amount of $100,000, at a purchase price equal to its then outstanding principal balance, and, the Company's mortgages were refinanced and the Company acquired first mortgages totaling $5,610,000.

     During 1994, the Company made mortgage loans in the amount of $2,400,000 on properties owned by Capital Holding Company.

     During 1995, Capital Holding Company, Central Properties Trust and New York Properties Trust sold to third parties eight properties subject to mortgages held by the Company. In connection with those sales the Company's mortgages were refinanced and the Company acquired first mortgages totaling $9,670,000.

     An annual mortgage servicing fee, based on the face value of its mortgages receivable, is paid by the Company to Capital Holding Company, an affiliate of the Company. The services provided to the Company by Capital Holding Company in return for such mortgage servicing fee include (i) the collection of mortgages receivable, (ii) the payment of mortgages payable, (iii) the payment of property taxes for the mortgaged premises after receipt of such tax payments from mortgagors and (iv) the payment of property insurance premiums for the mortgaged properties after receipt of such insurance payments from mortgagors. For the fiscal years ended December 31, 1993, 1994 and 1995, the mortgage servicing fees paid by the Company to Capital Holding Company were $99,000, $354,000 and $342,000 respectively. The fee is agreed to between Capital Holding Company and the Company and is at a level deemed reasonable by the Company.

     William F. Holly, who is a director of the Company, also serves as Chairman of the Board and Chief Executive Officer of Sage, Rutty & Co., Inc., which firm will act as Underwriter in connection with the offering and which firm has acted as an underwriter in connection with the Company's prior offerings of debentures.

                                  STOCKHOLDERS

     The following table sets forth information concerning the ownership of the outstanding common stock of the Company, all of which is beneficially owned by the three persons listed below:

                                     Amount and Nature
Name and Address of                    of Beneficial               Percent
Beneficial Owner                        Ownership                  of Class
- -------------------                  -----------------             --------
Lowell S. Dansker                     15.92 shares (1)               50.0%
 360 West 55th Street
 New York, N.Y. 10019

Lawrence G. Bergman                    3.79 shares                   11.9%
 201 East 62nd Street
 New York, N.Y. 10021

Helene D. Bergman                     12.13 shares (2)               38.1%
 201 East 62nd Street
 New York, N.Y. 10021

Total Outstanding                     31.84 shares                   100.0%
                                     ======================================
- ---------------
(1) Of the 15.92 shares beneficially owned by Mr. Dansker, 0.20 shares are owned legally and of record by Mr. Dansker's wife, Randi O. Dansker, and 0.40 shares are owned by Mr. Dansker as custodian for his two children under the Uniform Gifts to Minors Act of the State of New York.

(2) Of the 12.13 shares beneficially owned by Mrs. Bergman, 0.20 shares are owned by her as custodian for one of her children under the Uniform Gifts to Minors Act of the State of New York, and 0.20 shares are owned by an adult child.

                            DESCRIPTION OF DEBENTURES

     The Company will issue the Debentures under an Indenture to be dated as of _______ 1, 1996 (the "Indenture"), between the Company and The Bank of New York, 101 Barclay Street, New York, New York 10286 (the "Trustee"). In the summary which follows, parenthetical references to Articles and Sections are references to the corresponding Articles and Sections in the Indenture, and parenthetical references to paragraphs are references to the corresponding paragraphs in the form of Debenture included in the Indenture. The terms and provisions of the Debentures are stated in the Indenture. Such terms and provisions also include certain provisions of the Trust Indenture Act of 1939 (as in effect on the date of the Indenture) which are incorporated by reference into the Indenture. Debenture Holders are referred to the Indenture and the Trust Indenture Act of 1939 for a more complete statement of such terms and provisions. The following summary of certain provisions of the Indenture does not purport to be complete, and where particular provisions of the Indenture are referred to, such particular provisions are incorporated herein by reference, and such summary is qualified in its entirety by such incorporated provisions. The form of the Indenture is on file as an exhibit to the Registration Statement.

     The Debentures will be issued in two maturities as follows: $500,000 of Series __/__/96 Registered Floating Rate Redeemable Subordinated Debentures due January 1, 1999; and $5,500,000 of Series __/__/96 Registered Floating Rate Redeemable Subordinated Debentures due October 1, 2005. All of the Debentures will be issued in fully registered form without coupons. The Debentures will be issued only in denominations of $10,000 and multiples thereof, and with a minimum purchase of $10,000.

     Interest on the Debentures maturing January 1, 1999 will be payable quarterly on the first day of each calendar quarter (January 1, April 1, July 1, and October 1) at an annual rate equal to one percentage point over the prime rate of Chase Manhattan Bank, with a maximum interest rate of 12%. Interest on the Debentures maturing October 1, 2005, will be payable quarterly on the first day of each calendar quarter at an annual rate equal to two percentage points over the prime rate of Chase Manhattan Bank, with a maximum interest rate of 12%. The quarterly payment of interest due on the first day of each calendar quarter will be computed based on the prime rate of Chase Manhattan Bank on the first day of the immediately preceding calendar quarter. The current rate of interest on the Debentures maturing January 1, 1999 is 9.25% and on the Debentures maturing October 1, 2005 is 10.25%.

     Once the Company has received orders for at least $5,000,000 of Debentures, the Company may close as to those Debentures (the

"First Closing"). With respect to Debentures sold at the First Closing, interest on the Debentures for the initial period will accrue from the fifth day preceding the First Closing. With respect to Debentures sold after the First Closing, interest for the initial period will accrue from the first day of the month of sale, if the Debenture is sold on or before the fifteenth day of the month, and will accrue from the sixteenth day of the month, if the Debenture is sold after the fifteenth day of the month. Debentures sold after the First Closing will be deemed sold on the date the Company (or the Underwriter on its behalf) receives payment therefor. The first payment of interest shall be due on the first day of the second calendar quarter following the date of sale of the Debenture, or such earlier date selected by the Company without requirement of notice. The accrual of interest during any quarter will be computed based on the Prime Rate (as defined) in effect on the first day of the quarter for which it is accruing, provided, however, that all interest accruing following the date of sale of any Debenture shall accrue based upon the Prime Rate in effect on the first day of the quarter preceding the date of the first interest payment. The "Prime Rate" shall mean the interest rate that Chase Manhattan Bank publicly announces as its prime rate from time to time at its principal office. In the event that Chase Manhattan Bank ceases to designate any interest rate as its prime rate, there shall be substituted the most nearly comparable interest rate for short term borrowings by corporate borrowers which is publicly announced by such bank from time to time at its principal office. (Par. 1). Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     The Company will pay interest on the Debentures to the persons who are registered holders of the Debentures ("Debenture Holder"). A determination of the registered holders of the Debentures will be made at the close of business on the tenth day of the second month of the calendar quarter preceding the applicable interest payment date. (Par. 2). Principal and interest may be paid by check. Payments of interest made by check may be mailed to a Debenture Holder at the address shown on the records of the Company for such holder. Upon maturity of the Debentures, or upon earlier redemption, Debenture Holders must surrender the Debentures to any paying agent appointed by the Company (including itself), to collect principal payments and payments of accrued interest on the Debentures. (Par. 2). The Company will maintain an office or agency where the Debentures may be presented for payment (the "Paying Agent") and an office or agency where the Debentures may be presented for registration of transfer or for exchange (the "Registrar"). The Company will act as the "Paying Agent."

     Debentures of one Maturity may not be exchanged for Debentures of another Maturity. The term "Maturity" is defined in the Indenture to mean either of the two maturities of Debentures (January 1, 1999 or October 1, 2005) offered hereby and issued pursuant to the Indenture.

     The Debentures are transferable on the books of the Company by the registered holders thereof upon surrender of the Debentures to the Registrar appointed by the Company and, if requested by the Registrar, shall be accompanied by a written instrument of transfer in form satisfactory to the registrar. The Company has appointed The Bank of New York as the "Registrar" for the Debentures. The person in whose name any Debenture is registered shall be treated as the absolute owner of the Debenture for all purposes, and shall not be affected by any notice to the contrary. Upon transfer, the Debentures will be canceled, and one or more new registered Debentures, in the same aggregate principal amount, of the same maturity and with the same terms, will be issued to the transferee in exchange therefor. (Art. 2, Sec. 2.07(a)).

         The Indenture does not contain any covenants or provisions that may afford the Debenture Holders protection in the event of highly leveraged transactions.

DUTIES OF THE TRUSTEE

     The Indenture provides that in case an Event of Default (as defined) shall occur and continue, the Trustee will be required to use the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his own affairs in the exercise of its power. While the Trustee may pursue any available remedies to enforce any provision of the Indenture or the Debentures, the holders of a majority in principal amount of all outstanding Debentures may direct the time, method, and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Debenture holders, unless they shall have offered to the Trustee security and indemnity satisfactory to it.

AUTHENTICATION AND DELIVERY OF DEBENTURES

     The Registrar shall authenticate Debentures for original issue in the aggregate principal amount of up to $6,000,000 (but not more than $500,000 of Debentures maturing January 1, 1999 or $5,500,000 of Debentures maturing October 1, 2005) upon receipt of a written order of the Company, specifying the amount of Debentures to be authenticated and the date of authentication, which is signed by two officers of the Company. (Art. 2, Sec. 2.02). Certificates representing the Debentures will be delivered to the purchasers of the Debentures promptly after Closing.

SUBORDINATION

     The Debentures are general unsecured obligations of the Company limited to $6,000,000 principal amount. The Debentures will be subordinated in payment of principal and interest to all Senior Indebtedness. The term "Senior Indebtedness" is defined in the Indenture to mean all Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, which (i) is secured, in whole or in part, by any asset or assets owned by the Company or by a corporation, a majority of whose voting stock is owned by the Company or a subsidiary of the Company ("Subsidiary"), or (ii) arises from unsecured borrowings by the Company from commercial banks, savings banks, savings and loan associations, insurance companies, companies whose securities are traded in a national securities market, or any wholly-owned subsidiary of any of the foregoing, or (iii) arises from unsecured borrowings by the Company from any pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), or (iv) arises from borrowings by the Company which are evidenced by commercial paper, or (v) is a guarantee or other liability of the Company or of, or with respect to any indebtedness of, a Subsidiary of the type described in clauses (ii), (iii) or (iv) above. (Art. 10, Sec. 10.01). As of June 30, 1996, the Company had Senior Indebtedness of approximately $9,000 and the Company's capital, surplus and retained earnings was approximately $9,638,000. There is no limitation or restriction in the Debentures or the Indenture on the creation of Senior Indebtedness by the Company or on the amount of such Senior Indebtedness to which the Debentures may be subordinated. There is also no limitation on the creation or amount of indebtedness which is pari passu with (i.e. having no priority of payment over and not subordinated in right of payment to) the Debentures ("Pari Passu Indebtedness"). The Company presently has outstanding $2,000,000 aggregate principal amount of its Series 10/4/89 Registered Floating Rate Redeemable Subordinated Debentures, $2,000,000 aggregate principal amount of its Series 3/28/90 Registered Floating Rate Redeemable Subordinated Debentures, $6,000,000 aggregate principal amount of its Series 5/13/91 Registered Floating Rate Redeemable Subordinated Debentures, $4,500,000 aggregate principal amount of its Series 2/20/92 Registered Floating Rate Redeemable Subordinated Debentures, $7,000,000 aggregate principal amount of its Series 6/29/92 Registered Floating Rate Redeemable Subordinated Debentures, $8,000,000 aggregate principal amount of its Series 9/13/93 Registered Floating Rate Redeemable Subordinated Debentures, $4,500,000 aggregate principal amount of its Series 1/28/94 Registered Floating Rate Redeemable Subordinated Debentures, $5,000,000 aggregate principal amount of its Series 10/28/94 Registered Floating Rate Redeemable Subordinated Debentures, $10,000,000 aggregate principal amount of its Series 5/12/95 Registered Floating Rate Redeemable Subordinated Debentures, $10,000,000 of its Series 10/19/95 Registered Floating Rate Redeemable

Subordinated Debentures and $11,000,000 aggregate principal amount of its Series 5/10/96 Registered Floating Rate Redeemable Subordinated Debentures, which are pari passu with the Debentures (Art. 4, Section 4.05).

     Upon any distribution of assets of the Company in connection with any dissolution, winding up, liquidation or reorganization of the Company, the holders of all Senior Indebtedness will first be entitled to receive payment in full of the principal and premium, if any, thereof and any interest due thereon, before the holders of the Debentures are entitled to receive any payment upon the principal of or interest on the Debentures, and thereafter payments to Debenture holders will be pro rata with payments to holders of Pari Passu Indebtedness. In the absence of any such events, the Company is obligated to pay principal of and interest on the Debentures in accordance with their terms.

     The Company will not maintain any sinking fund for the retirement of any of the Debentures.

REDEMPTION

     The Company may, at its option, at any time call all or any part of the Debentures (including all or any part of the Debentures of any maturity) for payment, and redeem the same at any time prior to the maturity thereof. The redemption price for Debentures due January 1, 1999 will be the face amount. The redemption price for Debentures due October 1, 2005 will be (i) face amount plus a 2% premium if the date of redemption is prior to January 1, 1998, (ii) face amount plus a 1% premium if the date of redemption is on or after January 1, 1998 and prior to January 1, 1999, and (iii) face amount if the date of redemption is on or after January 1, 1999. In all cases, the Debenture Holder will also receive interest accrued to the date of redemption. Notice of redemption must be sent by first class mail, postage prepaid, to the registered holders of the Debentures not less than 30 days nor more than 90 days prior to the date the redemption is to be made. In the event of a call for redemption, no further interest shall accrue after the redemption date on any Debentures called for redemption. (Art. 3, Section 3.03, Paragraph 5). Since the payment of principal of, interest on, or any other amounts due on the Debentures is subordinate in right of payment to the prior payment in full of all Senior Indebtedness upon the dissolution, winding up, liquidation or reorganization of the Company, no redemption will be permitted upon the happening of such an event.

LIMITATION ON DIVIDENDS AND OTHER PAYMENTS

     The Indenture will provide that the Company will not declare or pay any dividend or make any distribution on its Capital Stock (i.e. any and all shares, interests, participations, rights or other equivalents of the Company's stock) or to its shareholders

(other than dividends or distributions payable in Capital Stock), or purchase, redeem or otherwise acquire or retire for value, or permit any Subsidiary to purchase or otherwise acquire for value, Capital Stock of the Company, if at the time of such payment, or after giving effect thereto, an Event of Default, as hereinafter defined, shall have occurred and be continuing or a default shall occur as a result thereof; provided, however, that the foregoing limitation shall not prevent (A) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment complied with the provisions of such limitation, or (B) the acquisition or retirement of any shares of the Company's Capital Stock by exchange for, or out of the proceeds of the sale of shares of, its Capital Stock. (Art. 4, Section 4.04).

DISCHARGE PRIOR TO REDEMPTION OR MATURITY

     If the Company at any time deposits with the Trustee money or U.S. Government Obligations sufficient to pay principal and interest on the Debentures prior to their redemption or maturity, the Company will be discharged from the Indenture, provided certain other conditions specified in the Indenture are satisfied. In the event of such deposit, which is irrevocable, Debenture Holders must look only to the deposited money and securities for payment. U.S. Government Obligations are securities backed by the full faith and credit of the United States. (Art. 8, Section 8.01(2)).

ACCESS OF INFORMATION TO SECURITY HOLDERS

     Debenture Holders may obtain from the Trustee information necessary to communicate with other Debenture Holders. Upon written application to the Trustee by any three or more Debenture Holders stating that such Debenture Holders desire to communicate with other Debenture Holders with respect to their rights under the Indenture or under the Debentures, and upon providing the Trustee with the form of proxy or other communication which the Debenture Holders propose to transmit, and upon receipt by the Trustee from the Debenture Holders of reasonable proof that each such Debenture Holder has owned a Debenture for a period of at least six months preceding the date of such application, the Trustee shall, within five business days after the receipt of such information, either (a) provide the applicant Debenture Holders access to all information in the Trustee's possession with respect to the names and addresses of the Debenture Holders; or (b) provide the applicant Debenture Holders with information as to the number of Debenture Holders and the approximate cost of mailing to such Debenture Holders the form of proxy or other communication, if any, specified in the applicant Debenture Holders' application, and upon written request from such applicant Debenture Holders and receipt of the material to be mailed and of payment, the Trustee shall mail to all the Debenture Holders copies of the from of proxy or other communication so specified in the request. (Art. 2, Section 2.08).

COMPLIANCE WITH CONDITIONS AND COVENANTS

     Upon any request by the Company to the Trustee to take any action under the Indenture, the Company is required to furnish to the Trustee (i) an officers' certificate of the Company stating that all conditions and covenants in the Indenture relating to the proposed action have been complied with and (ii) an opinion of counsel stating that, in the opinion of such counsel, all such conditions and covenants have been complied with. (Art. 11, Sec. 11.03).

AMENDMENT, SUPPLEMENT AND WAIVER

     Subject to certain exceptions, the Indenture or the Debentures may be amended or supplemented, and compliance by the Company with any provision of the Indenture or the Debentures may be waived, with the consent of the holders of a majority in principal amount of the Debentures outstanding. Without notice to or consent of any holders of Debentures, the Company may amend or supplement the Indenture or the Debentures to cure any ambiguity, omission, defect or inconsistency, or to make any change that does not adversely affect the rights of any holders of Debentures. However, without the consent of each holder of Debentures affected, an amendment, supplement or waiver may not reduce the amount of Debentures whose holders must consent to an amendment, supplement or waiver, reduce the rate or extend the time for payment of interest on any Debentures (except that the payment of interest on Debentures may be postponed for a period not exceeding three years from its due date with the consent of holders of not less than 75% in principal amount of Debentures at the time outstanding, which consent shall be binding upon all holders), reduce the principal of or extend the fixed maturity of any Debentures, make any Debentures payable in money other than that stated in the Indenture, make any change in the subordination provisions of the Indenture that adversely affects the rights of any holder of Debentures or waive a default in the payment of principal of or interest on, or other redemption payment on any Debentures. (Art. 9, Sec. 9.02).

DEFAULTS AND REMEDIES

     Each of the following is an "Event of Default" under the Indenture: (a) failure by the Company to pay any principal on the Debentures when due; (b) failure by the Company to pay any interest installment on the Debentures within thirty days after the due date; (c) failure to perform any other covenant or agreement of the Company made in the Indenture or the Debentures, continued for sixty days after receipt of notice thereof from the Trustee or the holders of at least 25% in principal amount of the Debentures; and (d) certain events of bankruptcy, insolvency or reorganization. (Art. 6, Sec. 6.01). If an Event of Default (other than those described in clause (d) above) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the

Debentures, by notice to the Company, may declare the principal of and accrued interest on all of the Debentures to be due and payable immediately. If an Event of Default of the type described in clause (d) above occurs, all unpaid principal and accrued interest on the Debentures shall automatically become due and payable without any declaration or other act on the part of the Trustee or any holder. (Art. 6, Sec. 6.02). Holders of Debentures may not enforce the Indenture or the Debentures except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Debentures unless it receives indemnity and security satisfactory to it. Subject to certain limitations, the holders of a majority in principal amount of the Debentures may direct the Trustee in its exercise of any trust or power conferred on the Trustee, and may rescind an acceleration of the Debentures. The Trustee may withhold from holders of Debentures notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interest. (Art. 6, Secs. 6.05 and 6.06).

     The Indenture requires the Company to furnish to the Trustee an annual statement, signed by specified officers of the Company, stating whether or not such officers have knowledge of any Default under the Indenture, and, if so, specifying each such Default and the nature thereof. (Art. 4, Sec. 4.03).

FEDERAL INCOME TAX CONSEQUENCES

     Interest payments received by Holders of Debentures will be includible in the income of such Debenture Holders for federal income tax purposes for the taxable year in which the interest is received. Holders who hold the Debentures for investment purposes should treat all reportable interest as portfolio income under applicable Code provisions.

     The Company's deposit of funds with the Trustee to effect the discharge of the Company's obligations under the Debentures and the Indenture prior to redemption or maturity of the Debentures, will have no effect on the amount of income realized or recognized (gain or loss) by the Debenture Holders or the timing of recognition of gain or loss for federal income tax purposes.

                                PLAN OF OFFERING

     The Company has entered into an Underwriting Agreement with Sage, Rutty & Co., Inc., a New York corporation (the "Underwriter"). Mr. William F. Holly, who is a director of the Company, is the Chairman of the Board and Chief Executive Officer of the Underwriter. Pursuant to the Underwriting Agreement, the Underwriter will offer the Debentures for sale on a minimum ($5,000,000) and maximum ($6,000,000) "best efforts" basis. Accordingly, the Underwriter will not have any obligation to purchase any Debentures from the Company in the event it is unable to effect the sale of part or all of the Debentures. Moreover, no Debenture may be sold unless the Issuer has received orders for at least $5,000,000 of Debentures. If, within 75 days after the Registration Statement is declared effective by the Securities and Exchange Commission (the "Offering Termination Date"), at least $5,000,000 of Debentures, without regard to maturity, have been sold and subscriptions accepted by the Company, the Company may close the Offering to those Debentures (the "First Closing"), and the Underwriter may continue to offer the balance of the Debentures and subscriptions will be accepted by the Company until 150 days after the minimum has been sold. The Underwriter may enter into one or more Selected Dealer Agreements with other broker/dealer firms which are members of the National Association of Securities Dealers, Inc. (the "NASD"), pursuant to which such other broker/dealers may offer part of the Debentures for sale.

     Lowell S. Dansker, an officer and director of the Company, is a registered representative of Strategic Brokerage Corp., a member of the NASD, which firm may enter into a Selected Dealer Agreement and, if so, Mr. Dansker may participate in his capacity as a registered representative of that firm. As such, Mr. Dansker may be deemed to be an affiliate of Strategic Brokerage Corp. The offering is therefore being conducted in compliance with the requirements of Schedule E to the bylaws of the NASD and the Underwriter will be acting as a Qualified Independent Underwriter within the meaning thereof. As such, the Underwriter is assuming responsibility relating to the pricing of the offering and the performance of due diligence.

     The Underwriter is one of ten (10) defendants in a civil proceeding commenced in November, 1990, in the U.S. District Court, Western District of New York (Civ. 90-1140). The plaintiffs in the action were purchasers of participation units in a limited partnership formed to hold a first mortgage on property in Philadelphia, Pennsylvania. The ten (10) defendants include the limited partnership, its general partner, promoters, appraisers, escrow agents and certain broker/dealers that acted as placement agents. Plaintiffs allege violation by the ten (10) defendants of various provisions of the federal securities laws, as well as related breaches of common law duties. The Underwriter filed a pre-answer motion requesting various forms of relief, as a result of which all of the plaintiffs' causes of action except one were dismissed. The Underwriter denies the allegations with respect to the aforementioned violations and believes they are without merit. The plaintiffs have filed an amended complaint as to which the Underwriter has filed its answer and denies all of the material allegated therein. The Underwriter intends to vigorously defend this action. Neither the Company nor any of its affiliates is a party to, or involved in any way with, this litigation.

     The Company has agreed to indemnify the Underwriter and such broker/dealers participating in the offering against certain civil liabilities, including certain liabilities under the Securities Act of 1933, as amended.

     The Company will pay to the Underwriter a commission equal to 8% of the purchase price of Debentures due October 1, 2005 and 2% of the purchase price of Debentures due January 1, 1999 which are sold by the Underwriter or participating broker/dealers. In addition, the Company will pay the Underwriter a fee equal to 1% of the aggregate gross amount of Debentures due October 1, 2005 sold in the offering and 1/2 of 1% of Debentures due January 1, 1999 sold in the offering, and will pay the fee of Underwriter's counsel. Pursuant to the Selected Dealer Agreements, the Underwriter will reallow to each of the other broker/dealers referred to above a commission equal to 8% or 2%, as the case may be, of the price of each Debenture sold by such broker/dealer. No additional discounts or commissions are to be allowed or paid to such other broker/dealers. Certain officers of the Company may also offer the debentures for sale and no commissions or compensation shall be paid to such officers in connection with Debentures sold by such officers.

     Until the First Closing, subscription payments for Debentures should be made payable to "Intervest Bank as Escrow Agent for Intervest Corporation of New York." After the First Closing, subscription payments for the Debentures should be made payable to the Company. Payments received by the Underwriter or participating broker/dealers will be promptly transmitted to Intervest Bank where they will be held for subscribers in a segregated escrow account until acceptable subscriptions for at least $5,000,000 of Debentures have been received. At the First Closing, the funds in the escrow account (including interest earned thereon but after deducting commissions due to the Underwriter) will be delivered to the Company. If, on the Offering Termination Date, at least $5,000,000 of Debentures have not been sold and subscriptions accepted by the Company, subscription documents and funds will be promptly refunded to subscribers and the Offering will terminate. With respect to interest earned on the escrow account, such interest will, in the event of such termination, be distributed to subscribers in proportion to the amount paid by each subscriber without regard to the date when such subscription funds were paid by the subscriber. It shall be a condition to the refund of subscription funds that the subscriber furnish an executed IRS Form W-9 so that any interest earned and distributed to such subscriber may be properly reported. Once the Escrow Agent has received a minimum of $5,000,000 in subscriptions for Debentures which have been accepted by the Company, the Company may close the Offering as to those subscribers, and the Underwriter may continue to offer the balance of the Debentures and subscriptions will be accepted by the Company until 150 days after such minimum has been sold.

                                 LEGAL OPINIONS

     The legality of the issuance of the Debentures offered herewith has been passed upon for the Company by Harris Beach & Wilcox, LLP, 130 East Main Street, Rochester, New York 14604. Certain legal matters will be passed upon for the Underwriter by Harter Secrest & Emery, 700 Midtown Tower, Rochester, New York 14604.

                                     EXPERTS

         The financial statements of the Company included in this Prospectus and Registration Statement have been audited by Richard A. Eisner & Company, LLP, independent auditors, for the periods indicated in their reports thereon which appear elsewhere herein and in the Registration Statement. The financial statements and schedules audited by Richard A. Eisner & Company, LLP, have been included in reliance on their reports given on the authority of said firm as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS
                                 OF THE COMPANY

Report of Independent Auditors--1995 and 1994............................. F- 1

Balance Sheets as of June 30, 1996 (unaudited),
  December 31, 1995 and 1994.............................................. F- 2

Statements of Operations and Retained Earnings for
  the Periods Ended June 30, 1996 (unaudited), June
  30, 1995 (unaudited), December 31, 1995, 1994 and 1993.................. F- 3

Statements of Cash Flows for the Periods
  Ended June 30, 1996 (unaudited), June 30,
  1995 (unaudited), December 31, 1995, 1994 and 1993...................... F- 4

Notes to Financial Statements ............................................ F- 5

Schedule IV--Mortgage Loans on Real Estate--
  December 31, 1995 ...................................................... F-12

Other financial statement schedules and inapplicable periods with respect to schedules listed above are omitted because the conditions requiring their filing do not exist or the information required thereby is included in the financial statements filed, including the notes thereto.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Intervest Corporation of New York
New York, New York

     We have audited the accompanying consolidated balance sheets of Intervest Corporation of New York and subsidiaries as at December 31, 1995 and December 31, 1994, and the related consolidated statements of operations and retained earnings and cash flows for each of the years in the three-year period ended December 31, 1995 and Schedule IV. These financial statements and related schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and related schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and related schedule are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of Intervest Corporation of New York and subsidiaries at December 31, 1995 and December 31, 1994, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles. Further, it is our opinion that the schedule referred to above presents fairly, in all material respects, the information set forth therein in compliance with the applicable accounting regulation of the Securities and Exchange Commission.






New York, New York
January 19, 1996



                        INTERVEST CORPORATION OF NEW YORK
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


                                                                     December 31,
                                                 June 30,     -------------------------
                A S S E T S                        1996          1995           1994
                -----------                     ----------    ----------    -----------
                                                (Unaudited)
Cash and cash equivalents ...................   $ 8,483,000   $17,670,000   $ 3,476,000
Governmental obligations at cost, which
   approximates market ......................                                   985,000
Mortgages receivable, including due from
   affiliates of $6,250,000, $6,250,000 and
   $11,100,000 (Notes 2, 4, 5 and 6) ........    71,057,000    55,146,000    56,666,000
Deferred debenture offering costs, net of
   accumulated amortization of $1,873,000,
   $2,343,000 and $2,039,000 (Note 2) .......     4,340,000     3,865,000     2,829,000
Other assets (Note 8) .......................     1,241,000       898,000       789,000
                                                -----------   -----------   -----------


          T O T A L .........................   $85,121,000   $77,579,000   $64,745,000
                                                ===========   ===========   ===========


                L I A B I L I T I E S

Accounts payable and accrued expenses .......   $   103,000   $    64,000   $    60,000
Mortgage escrow deposits ....................     2,293,000     1,021,000     1,010,000
Mortgage payable (Note 5) ...................         9,000        18,000        39,000
Subordinated debentures payable (Note 3)  ...    70,000,000    64,700,000    50,900,000
Debenture interest payable at maturity
   (Note 3) .................................     2,725,000     2,132,000     3,488,000
Deferred mortgage interest and fees .........       353,000       266,000       312,000
                                                -----------   -----------   -----------
          Total liabilities .................    75,483,000    68,201,000    55,809,000
                                                -----------   -----------   -----------

Commitments and other matters (Notes 6 and 7)

                STOCKHOLDERS' EQUITY

Common stock, no par value; authorized 200

   shares; issued and outstanding 32 shares .     2,000,000     2,000,000     2,000,000
Additional paid-in capital ..................     3,509,000     3,509,000     3,509,000
Retained earnings ...........................     4,129,000     3,869,000     3,427,000
                                                -----------   -----------   -----------
          Total stockholders' equity ........     9,638,000     9,378,000     8,936,000
                                                -----------   -----------   -----------
          T O T A L .........................   $85,121,000   $77,579,000   $64,745,000
                                                ===========   ===========   ===========


                       See notes to financial statements.



                                                  INTERVEST CORPORATION OF NEW YORK
                                                          AND SUBSIDIARIES

                                                CONSOLIDATED STATEMENTS OF OPERATIONS
                                                        AND RETAINED EARNINGS

                                                           Six Months Ended June 30,              Year Ended December 31,
                                                         ----------------------------    ------------------------------------------
                                                             1996            1995           1995             1994            1993
                                                            ------          ------         ------           ------          ------
                                                                 (Unaudited)
Revenue:
   Interest income:
     Affiliates ....................................      $  347,000      $  582,000      $  985,000      $1,262,000      $1,633,000
     Others ........................................       4,024,000       3,322,000       6,999,000       5,106,000       2,704,000
                                                          ----------      ----------      ----------      ----------      ----------
          T o t a l ................................       4,371,000       3,904,000       7,984,000       6,368,000       4,337,000
   Other income

     (Note 6) ......................................         137,000         102,000         332,000         283,000         802,000
   Gain on early repayment of discounted mortgages
     receivable (Note 4) ...........................          75,000          64,000          82,000          17,000          18,000
                                                          ----------      ----------      ----------      ----------      ----------
                                                           4,583,000       4,070,000       8,398,000       6,668,000       5,157,000
                                                          ----------      ----------      ----------      ----------      ----------

Expenses:
   Interest ........................................       3,330,000       2,891,000       6,227,000       4,591,000       3,415,000
   General and administrative (Note 6)..............         346,000         294,000         657,000         483,000         188,000
   Amortization of deferred debenture
     offering costs (Note 2) .......................         432,000         349,000         748,000         655,000         529,000
                                                          ----------      ----------      ----------      ----------      ----------
                                                           4,108,000       3,534,000       7,632,000       5,729,000       4,132,000
                                                          ----------      ----------      ----------      ----------      ----------
Income before income taxes .........................         475,000         536,000         766,000         939,000       1,025,000
Provision for income taxes (Note 8) ................         215,000         246,000         324,000         403,000         480,000
                                                          ----------      ----------      ----------      ----------      ----------
NET INCOME .........................................         260,000         290,000         442,000         536,000         545,000
Retained earnings--beginning of period .............       3,869,000       3,427,000       3,427,000       2,891,000       2,346,000
                                                          ----------      ----------      ----------      ----------      ----------
RETAINED EARNINGS - END OF PERIOD ..................      $4,129,000      $3,717,000      $3,869,000      $3,427,000      $2,891,000
                                                          ==========      ==========      ==========      ==========      ==========



                       See notes to financial statements.



                                                  INTERVEST CORPORATION OF NEW YORK
                                                          AND SUBSIDIARIES

                                                CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                           Six Months Ended June 30,              Year Ended December 31,
                                                         ----------------------------    ------------------------------------------
                                                            1996           1995            1995            1994             1993
                                                           ------         ------          ------          ------           ------
                                                                 (Unaudited)
Cash flows from operating activities:
   Net income ......................................   $    260,000    $    290,000    $    442,000    $    536,000    $    545,000
   Adjustments to reconcile net income to
     net cash provided by (used in)
     operating activities:
       Amortization of discount on
         mortgages receivable ......................       (179,000)       (125,000)       (255,000)       (210,000)        (99,000)
       Amortization of deferred debenture
        offering costs .............................        431,000         349,000         748,000         655,000         529,000
       Amortization of premium on
         municipal bonds ...........................                                                         13,000          30,000
       Gain on early repayment of
         discounted mortgages ......................        (75,000)        (64,000)        (82,000)        (17,000)        (18,000)
       Changes in operating assets and
         liabilities:
           (Increase) decrease in other
             assets ................................       (343,000)       (267,000)       (109,000)       (167,000)        109,000
           Increase (decrease) in
             accounts payable and
             accrued expenses ......................         39,000         (24,000)          4,000        (171,000)        211,000
           Increase in mortgage escrow
             deposits ..............................      1,272,000         474,000          11,000         544,000         188,000
           Increase (decrease) in
             debenture interest payable
             at maturity ...........................        593,000        (611,000)     (1,356,000)      1,004,000         871,000
           Increase (decrease) in
             deferred mortgage interest
             and fees ..............................         87,000          28,000         (46,000)         (2,000)        (89,000)
                                                       ------------    ------------    ------------    ------------    ------------
               Net cash provided by (used
                 in) operating activities ..........      2,085,000          50,000        (643,000)      2,185,000       2,277,000
                                                       ------------    ------------    ------------    ------------    ------------
Cash flows from investing activities:
   Collection of mortgages receivable ..............      7,429,000       6,695,000      18,981,000       3,762,000         955,000
   Mortgages receivable acquired:
     Properties owned by affiliates ................                                                     (2,500,000)       (900,000)
     Properties owned by others ....................    (23,086,000)     (9,297,000)    (17,124,000)    (16,180,000)     (8,966,000)
   Loans to stockholders ...........................                                                                     (3,500,000)
   Collection of loans to stockholders .............                                                      3,500,000
   Principal payments to mortgages
     payable .......................................         (9,000)        (11,000)        (21,000)        (16,000)        (16,000)
   Redemption of governmental obligations ..........                        985,000         985,000       2,655,000       1,422,000
   Purchase of governmental obligations ............                                                       (985,000)     (2,173,000)
                                                       ------------    ------------    ------------    ------------    ------------
               Net cash (used in)
                 provided by investing
                 activities ........................    (15,666,000)     (1,628,000)      2,821,000      (9,764,000)    (13,178,000)
                                                       ------------    ------------    ------------    ------------    ------------
Cash flows from financing activities:
   Proceeds from subordinated debenture
     offerings .....................................     11,000,000      10,000,000      20,000,000      10,000,000       9,000,000
   Payment of debenture offering costs .............       (906,000)       (915,000)     (1,784,000)       (946,000)       (872,000)
   Redemption of subordinated debentures ...........     (5,700,000)     (2,000,000)     (6,200,000)     (1,800,000)     (1,200,000)
                                                       ------------    ------------    ------------    ------------    ------------
               Net cash provided by
                 financing activities ..............      4,394,000       7,085,000      12,016,000       7,254,000       6,928,000
                                                       ------------    ------------    ------------    ------------    ------------
(DECREASE) INCREASE IN CASH AND CASH
   EQUIVALENTS .....................................     (9,187,000)      5,507,000      14,194,000        (325,000)     (3,973,000)
Cash and cash equivalents at beginning of
   period ..........................................     17,670,000       3,476,000       3,476,000       3,801,000       7,774,000
                                                       ------------    ------------    ------------    ------------    ------------
CASH AND CASH EQUIVALENTS AT END OF
   PERIOD ..........................................   $  8,483,000    $  8,983,000    $ 17,670,000    $  3,476,000    $  3,801,000
                                                       ============    ============    ============    ============    ============



                             See notes to financial statements.

                        INTERVEST CORPORATION OF NEW YORK
                                AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS
             (Unaudited with respect to the six-month periods ended
                        June 30, 1996 and June 30, 1995)

(NOTE 1) - The Company:

     Intervest Corporation of New York (the "Company") was formed by Lowell S. Dansker, Lawrence G. Bergman and Helene D. Bergman for the purpose of engaging in the real estate business, including the acquisition and purchase of real estate mortgage loans.

(NOTE 2) - Significant Accounting Policies:

     [a] Consolidation policy:

          The financial statements include the accounts of all subsidiaries. Material intercompany items are eliminated in consolidation.

     [b] Unearned discount:

          Unearned discount is amortized over the life of the related receivables using the constant interest method.

     [c] Allowance for possible losses:

          Mortgages receivable are valued at the lower of cost or net realizable value, on an individual basis. The Company will recognize an impairment loss if it determines that the net realizable value of the mortgage receivable is below cost. This determination is made based upon the mortgagor's continuing compliance with the terms of the mortgage and management's ability to assess the operation of the underlying properties and the rental housing market where such properties are located. For financial reporting purposes mortgages are deemed to be delinquent when payment of either principal or interest is more than 90 days past due.

     [d] Deferred debenture offering costs:

          Costs relating to offerings of debentures are amortized over the terms of the debentures based on serial maturities. Deferred debenture offering costs consist primarily of underwriters' commissions.

     [e] Statement of cash flows:

          For purposes of the statement of cash flows, the Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Interest and income taxes were paid as follows:

                                                            Income
                          Period              Interest      Taxes
                ---------------------------  ----------   ---------
                Six months:
                   June 30, 1996 ..........  $2,737,000   $ 88,000
                   June 30, 1995 ..........   3,503,000    238,000

                Year:
                   1995 ...................   7,584,000    331,000
                   1994 ...................   3,586,000    318,000
                   1993 ...................   2,544,000    300,000


(continued)

                        INTERVEST CORPORATION OF NEW YORK
                                AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS
             (Unaudited with respect to the six-month periods ended
                        June 30, 1996 and June 30, 1995)

(NOTE 2) - Significant Accounting Policies:  (continued)

     [f] Concentration of credit risk:

          [1] The Company places its temporary cash investments with higher credit-quality financial institutions and in governmental obligations. Such investments are generally in excess of the FDIC insurance limit. The Company has not experienced any losses from such investments.

          [2] The Company's mortgage portfolio is composed predominantly of mortgages on multi-family residential properties in the New York City area, most of which are subject to applicable rent control and rent stabilization statutes and regulations. In both cases, any increases in rent are subject to specific limitations. As such, properties of the nature of those constituting the most significant portion of the Company's mortgage portfolio are not affected by the general movement of real estate values in the same manner as other income-producing properties. The rental housing market in New York City remains stable and the Company expects that such properties will continue to appreciate in value with little or no reduction in occupancy rates.

     [g] Unaudited information:

          In the opinion of management, the accompanying unaudited financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial position as of June 30, 1996 and the results of its operations and its cash flows for the six months ended June 30, 1996 and June 30, 1995.

(continued)

                        INTERVEST CORPORATION OF NEW YORK
                                AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS
             (Unaudited with respect to the six-month periods ended
                        June 30, 1996 and June 30, 1995)

(NOTE 3) - Subordinated Debentures Payable:

     The Company's Registered Floating Rate Redeemable Debentures consist of the following:


                                                                      December 31,
                                               June 30,       ----------------------------
                                                1996             1995             1994
                                             -----------      -----------      -----------
Series 1989, interest at 2%
   above prime ........................                       $ 1,200,000      $ 2,400,000
Series 10/4/89, interest at 1%
   above prime ........................      $ 2,000,000        4,000,000        6,000,000
Series 3/28/90, interest at 1%
   above prime ........................        2,000,000        4,000,000        6,000,000
Series 5/13/91, interest at 2%
   above prime ........................        6,000,000        6,000,000        6,000,000
Series 2/20/92, interest at 2%
   above prime ........................        4,500,000        4,500,000        4,500,000
Series 6/29/92, interest at 2%
   above prime ........................        7,000,000        7,000,000        7,000,000
Series 9/13/93, interest at 1%
   above prime ........................                                          1,000,000
Series 9/13/93, interest at 2%
   above prime ........................        8,000,000        8,000,000        8,000,000
Series 1/28/94, interest at 1%
   above prime ........................                           500,000          500,000
Series 1/28/94, interest at 2%
   above prime ........................        4,500,000        4,500,000        4,500,000
Series 10/28/94, interest at 1%
   above prime ........................          500,000          500,000          500,000
Series 10/28/94, interest at 2%
   above prime ........................        4,500,000        4,500,000        4,500,000
Series 5/12/95, interest at 1%
   above prime ........................        1,000,000        1,000,000
Series 5/12/95, interest at 2%
   above prime ........................        9,000,000        9,000,000
Series 10/19/95, interest at 1%
   above prime ........................        1,000,000        1,000,000
Series 10/19/95, interest at 2%
   above prime ........................        9,000,000        9,000,000
Series 5/10/96, interest at 1%
   above prime ........................        1,000,000
Series 5/10/96, interest at 2%
   above prime ........................       10,000,000
                                             -----------      -----------      -----------
          T o t a l ...................      $70,000,000      $64,700,000      $50,900,000
                                             ===========      ===========      ===========

     "Prime" refers to the prime rate of Chemical Bank.

     Prime was 8 1/4% on June 30, 1996 and 8 1/2% on December 31, 1995. Minimum interest is 9 1/2% and maximum interest is 15% on Series 10/4/89, 3/28/90 and 5/13/91. Series 2/20/92 has minimum interest of 8% and maximum interest of 14%, Series 6/29/92 has maximum interest of 14% and Series 9/13/93, 1/28/94, 10/28/94, 5/12/95, 10/19/95 and 5/10/96 have maximum interest of 12%.

     At June 30, 1996 payment of interest on an aggregate of $15,640,000 of debentures is deferred until maturity and earns interest at prime. Generally debenture holders who have deferred receipt of interest may at any time elect to receive the deferred interest and subsequently receive regular payments of interest.

(continued)

                        INTERVEST CORPORATION OF NEW YORK
                                AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS
             (Unaudited with respect to the six-month periods ended
                        June 30, 1996 and June 30, 1995)

(NOTE 3) - Subordinated Debentures Payable: (continued)

     The debentures may be redeemed, in whole or in part, at any time at the option of the Company. For debentures issued after 1994, redemption would generally be at a premium of 1% or 2% if the redemption is prior to 1998.

     The debentures are unsecured and subordinate to all present and future senior indebtedness, as defined.

     Maturities of debentures are summarized as follows:

                                           Outstanding at
                                      --------------------------
      Year Ending                      June 30,    December 31,
      December 31,                       1996          1995
      ------------                    -----------  ------------
         1996 ......................                $ 2,500,000
         1997 ......................  $ 3,500,000     6,700,000
         1998 ......................    4,000,000     3,000,000
         1999 ......................   10,500,000    10,500,000
         2000 ......................    7,000,000     7,000,000
         Thereafter until 2005 .....   45,000,000    35,000,000
                                      -----------   -----------
                   T o t a l .......  $70,000,000   $64,700,000
                                      ============  ===========


(NOTE 4) - Mortgages Receivable:

     Information as to mortgages receivable is summarized as follows:

                                                     December 31,
                                    June 30,   ------------------------
                                     1996         1995         1994
                                  -----------  -----------  -----------
       First mortgages .........  $64,970,000  $48,685,000  $49,314,000
       Junior mortgages ........    6,894,000    6,906,000    7,573,000
       Wraparound mortgages ....      325,000      329,000      337,000
                                  -----------  -----------  -----------
                                   72,189,000   55,920,000   57,224,000
       Less unearned discount ..    1,132,000      774,000      558,000
                                  -----------  -----------  -----------
                 T o t a l .....  $71,057,000  $55,146,000  $56,666,000
                                  ===========  ===========  ===========

     Interest rates on certain mortgages are equivalent to the prime rate plus 2% with a floor ranging from 10 1/2% to 11 1/2% and a ceiling of 14%. Interest rates on the balance of the mortgages range from 6% to 16%. Certain mortgages have been discounted utilizing rates ranging from 12% to 18%.

     During 1994, 1995 and 1996 certain mortgages were paid in full prior to their maturity date. This resulted in the recognition of a gain, which represents the balance of the unamortized discount applicable to these mortgages.

(continued)

                        INTERVEST CORPORATION OF NEW YORK
                                AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS
             (Unaudited with respect to the six-month periods ended
                        June 30, 1996 and June 30, 1995)

(NOTE 4) - Mortgages Receivable: (continued)

     Maturities of mortgages receivable are summarized as follows:

                Year Ending                   June 30,        December 31,
                December 31,                    1996             1995
                ------------                -----------       -----------
       1996 .........................       $ 4,288,000       $ 5,260,000
       1997 .........................        23,014,000        14,783,000
       1998 .........................         3,112,000         1,861,000
       1999 .........................        12,494,000         4,735,000
       2000 .........................         2,839,000         2,839,000
       Thereafter until 2015  .......        26,442,000        26,442,000
                                            -----------       -----------
                 T o t a l ..........       $72,189,000       $55,920,000
                                            ===========       ===========

     The Company evaluates its portfolio of mortgage loans on an individual basis, comparing the amount at which the investment is carried to its estimated net realizable value. At the respective balance sheet dates, no allowances were required.

(NOTE 5) - Mortgage Payable:

     The mortgage payable relates to the Company's wraparound mortgage receivable, bears interest at 8.5% and is self-liquidating.

(NOTE 6) - Related Party Transactions:

     During 1995, 1994 and 1993 affiliates sold, to unrelated third parties, properties subject to mortgages held by the Company. In connection with those sales, the Company's mortgages in the original aggregate amounts of $6,958,000, $4,000,000 and $8,800,000, respectively, were refinanced and the Company received new first mortgages totaling $9,670,000, $5,610,000 and $11,675,000, respectively.

     During 1994 and 1993 mortgages aggregating $100,000 and $350,000, respectively, representing liens on properties owned by affiliated companies, were acquired from third parties. These mortgages were recorded at cost. In addition, during 1994 and 1993 the Company made mortgage loans of $2,400,000 and $550,000, respectively, on properties owned by affiliated companies.

     "Interest income - others" includes $120,000 and $168,000 earned on notes receivable from stockholders in 1994 and 1993, respectively.

     Other income includes the following amounts from affiliates:


                                  Six Months Ended
                                      June 30,            Year Ended December 31,
                                 ------------------    ------------------------------
                                   1996       1995       1995       1994       1993
                                 --------   --------   --------   --------   --------

Real estate sales commissions                                     $135,000   $405,000
Mortgage modification fees ...   $  5,000   $ 26,000   $ 42,000    121,000    261,000
Property management fees .....                                                119,000
                                 --------   --------   --------   --------   --------
          T o t a l ..........   $  5,000   $ 26,000   $ 42,000   $256,000   $785,000
                                 ========   ========   ========   ========   ========


(continued)

                        INTERVEST CORPORATION OF NEW YORK
                                AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS
             (Unaudited with respect to the six-month periods ended
                        June 30, 1996 and June 30, 1995)

(NOTE 6) - Related Party Transactions: (continued)

     The Company utilizes personnel and other facilities of affiliated entities and until September 30, 1994 operated from the offices of an affiliate (see Note
7). The Company is charged service fees for general and administrative expenses for placing mortgages, servicing mortgages, and distributing debenture interest checks. Such fees amounted to $342,000, $354,000 and $99,000 in 1995, 1994 and
1993, respectively. For the six months ended June 30, 1996 and June 30, 1995, such fees were $133,000 and $171,000, respectively. Management believes these service fees are reasonable.

(NOTE 7) - Commitments:

  [a] Office lease:

     In May 1994 the Company entered into a lease for office space previously leased to an affiliate. The lease commenced on October 1, 1994 and terminates on September 30, 2004. In addition to minimum rent the Company is required to pay its proportionate share of increases in the building's real estate taxes and costs of operation and maintenance.

   Future minimum rents under the lease are as follows:

        1996 (six months) ...............................   $   76,167
        1997  ...........................................      157,976
        1998  ...........................................      174,902
        1999  ...........................................      174,902
        2000  ...........................................      179,133
        Thereafter ......................................      719,355
                                                            ----------
                  T o t a l .............................   $1,482,435
                                                            ==========

     The Company shares this space with affiliates and received $4,000 per month from an affiliate for the period from October 1, 1994 to December 31, 1994, subsequently, the charge to the affiliate is 50% of the actual rent expense incurred for the use of this space.

  [b] Employment agreement:

     Effective as of July 1, 1995, the Company entered into an employment agreement with its Executive Vice President for a term of ten years at an annual salary of $125,000, which is subject to increase annually by six percent or by the percentage increase in the consumer price index, if higher. In the event of the executive's death or disability, one-half of this amount will continue to be paid for a term as defined in the agreement.

(NOTE 8) - Income Taxes:

     The Company has provided for income taxes in the periods presented based on the federal, state and city tax rates in effect for these periods.

(continued)

                        INTERVEST CORPORATION OF NEW YORK
                                AND SUBSIDIARIES

                          NOTES TO FINANCIAL STATEMENTS
             (Unaudited with respect to the six-month periods ended
                        June 30, 1996 and June 30, 1995)

(NOTE 8) - Income Taxes:  (continued)

     The provision for income taxes consists of the following components:

                            Six Months Ended
                               June 30,              Year Ended December 31,
                          -------------------   ------------------------------
                            1996       1995       1995       1994       1993
                          --------   --------   --------   --------   --------
Current taxes:
   Federal ............   $113,000   $121,000   $143,000   $202,000   $202,000
   State and city .....     78,000     87,000    102,000    164,000    173,000
Deferred taxes:
   Federal ............     14,000     22,000     46,000     22,000     62,000
   State and city .....     10,000     16,000     33,000     15,000     43,000
                          --------   --------   --------   --------   --------
          Total tax
            provision .   $215,000   $246,000   $324,000   $403,000   $480,000
                          ========   ========   ========   ========   ========

     Temporary differences exist between financial accounting and tax reporting, which result in a net deferred tax asset, included in other assets, as follows:

                                                          December 31,
                                         June 30,    ----------------------
                                          1996         1995          1994
                                        ---------    ---------    ---------
Debenture underwriting commissions ..   $  26,000    $  32,000    $  51,000
Deferred fees .......................      60,000       68,000      110,000
Discount on mortgages receivable ....     (59,000)     (49,000)     (31,000)
                                        ---------    ---------    ---------
          T o t a l .................   $  27,000    $  51,000    $ 130,000
                                        =========    =========    =========

        The amounts of income taxes provided varied from the amounts which would be "expected" to be provided at the statutory federal income tax rates in effect for the following reasons:


                            Six Months Ended
                                June 30,                 Year Ended December 31,
                          ----------------------   -----------------------------------
                            1996         1995        1995         1994         1993
                          ---------    --------    --------     ---------    ---------
Tax computed based
   upon the statutory
   federal tax rate ..    $161,000     $182,000     $260,000     $319,000     $348,000
State and local income
   tax, net of federal
   income tax benefit       61,000       68,000       98,000      118,000      143,000
Nontaxable income ....      (7,000)      (4,000)     (10,000)     (23,000)     (29,000)
Other ................                               (24,000)     (11,000)      18,000
                          --------     --------     --------     --------     --------
          T o t a l ..    $215,000     $246,000     $324,000     $403,000     $480,000
                          ========     ========     ========     =========    =========


INTERVEST CORPORATION OF NEW YORK
SCHEDULE IV--MORTGAGE LOANS ON REAL ESTATE
DECEMBER 31, 1995


                                         EFFECTIVE    ACTUAL       FINAL
                                         INTEREST    INTEREST    MATURITY
              DESCRIPTION                  RATE        RATE        DATE          PERIODIC PAYMENT TERMS
- -------------------------------------    --------     ------     --------    -------------------------------
COMMERCIAL FIRST MORTGAGES,
  RESTAURANTS:
    MANASSAS, VIRGINIA                   12.375%      6.50%      12/01/05    PRINCIPAL AND INTEREST ANNUALLY
    IRONDEQUOIT, NEW YORK                12.50        7.20       12/01/12    PRINCIPAL AND INTEREST ANNUALLY
    DECATUR AND JONESBORO, GEORGIA       13.00        8.50       04/01/13                 (C)

COMMERCIAL FIRST MORTGAGE,
  SAVINGS BANK:
    NEW CITY, NEW YORK                   12.25        6.20       12/08/10    PRINCIPAL AND INTEREST ANNUALLY

RESIDENTIAL WRAPAROUND MORTGAGE,
  CO-OPERATIVE APARTMENT BUILDINGS:
    NEW YORK, NEW YORK                    9.00        9.00       11/01/96                 (C)

RESIDENTIAL FIRST MORTGAGES,
  CO-OPERATIVE APARTMENT BUILDINGS:
    NEW YORK, NEW YORK                   11.51       11.51       10/31/97                 (C)
    NEW YORK, NEW YORK                   11.51       11.51       07/31/97                 (D)

RESIDENTIAL FIRST MORTGAGES,
  RENTAL APARTMENT BUILDINGS:
    BRONX, NEW YORK                       9.00        9.00       07/01/06                 (C)
    BRONX, NEW YORK                      10.50       10.50       11/01/12                 (C)
    BRONX, NEW YORK                      12.38       12.38(A)    08/01/12                 (C)


    NEW YORK, NEW YORK                   10.00       10.00       10/01/00                 (D)
    NEW ROCHELLE, NEW YORK               11.00       10.00       04/01/05                 (C)
    NEW YORK, NEW YORK                   16.00       14.00       03/31/96                 (C)
    NEW YORK, NEW YORK                   11.00       11.00       05/01/05                 (C)
    BRONX, NEW YORK                      13.11       13.11(A)    06/01/11                 (C)
    BRONX, NEW YORK                      12.75       12.75       01/01/11                 (C)
    BRONX, NEW YORK                      12.50       12.50       08/01/10                 (C)

    BRONX, NEW YORK                      13.50        9.53(A)    03/01/97                 (C)
    BRONX, NEW YORK                      13.50        9.57(A)    03/01/97                 (C)
    BRONX, NEW YORK                      13.75       13.75       06/01/13                 (C)
    BRONX, NEW YORK                       9.00        9.00       11/01/15                 (C)
    BRONX, NEW YORK                      13.00       13.00       01/01/10                 (C)
    NEW YORK, NEW YORK                   10.00       10.00       10/01/00                 (D)
    BRONX, NEW YORK                      12.75       12.75       11/01/11                 (C)
    NEW YORK, NEW YORK                   11.00       10.00       03/15/10                 (C)

    NEW YORK, NEW YORK                   11.00       10.00       03/15/10                 (C)

    BRONX, NEW YORK                      12.77       12.77(A)    11/01/13                 (C)
    NEW YORK, NEW YORK                   10.00       10.00       10/01/00                 (D)
    NEW YORK, NEW YORK                   12.75       12.75       10/01/99                 (D)
    NEW YORK, NEW YORK                   10.00       10.00       03/01/99                 (D)
    CITY ISLAND, BRONX, NEW YORK         16.72       15.00       05/31/96                 (C)
    BROOKLYN, NEW YORK                   16.28       14.50       03/31/96                 (C)



                                                         ORIGINAL
                                                            FACE          CARRYING
                                             PRIOR       AMOUNT OF        AMOUNT OF          PREPAYMENT PENALTY/
              DESCRIPTION                    LIENS       MORTGAGES        MORTGAGES              OTHER FEES
- -------------------------------------        -----       ---------        ---------    --------------------------------
COMMERCIAL FIRST MORTGAGES,
  RESTAURANTS:
    MANASSAS, VIRGINIA                                  $   300,000     $   137,000                  0.5%
    IRONDEQUOIT, NEW YORK                                   340,000         201,000                    1%
    DECATUR AND JONESBORO, GEORGIA                          583,000         386,000                   (F)

COMMERCIAL FIRST MORTGAGE,
  SAVINGS BANK:
    NEW CITY, NEW YORK                                      300,000         151,000                   (F)

RESIDENTIAL WRAPAROUND MORTGAGE,
  CO-OPERATIVE APARTMENT BUILDINGS:
    NEW YORK, NEW YORK                       $18,000        367,000         329,000                   (E)

RESIDENTIAL FIRST MORTGAGES,
  CO-OPERATIVE APARTMENT BUILDINGS:
    NEW YORK, NEW YORK                                      950,000         939,000                   (E)
    NEW YORK, NEW YORK                                      850,000         850,000                   (E)

RESIDENTIAL FIRST MORTGAGES,
  RENTAL APARTMENT BUILDINGS:
    BRONX, NEW YORK                                         895,000         819,000      NOT PREPAYABLE UNTIL 1/1/2000.
    BRONX, NEW YORK                                       2,445,000       2,282,000      NOT PREPAYABLE UNTIL 2/2003.
    BRONX, NEW YORK                                         900,000         900,000      NOT PREPAYABLE UNTIL BALANCE
                                                                                           UNDER $200,000, 2% FEE ON
                                                                                           UNPAID BALANCE.
    NEW YORK, NEW YORK                                      265,000         265,000      NOT PREPAYABLE UNTIL 1/1/1997.
    NEW ROCHELLE, NEW YORK                                4,750,000       4,591,000                1% FEE
    NEW YORK, NEW YORK                                    1,800,000  (G)    479,000                1% FEE
    NEW YORK, NEW YORK                                    1,335,000       1,314,000                1% FEE
    BRONX, NEW YORK                                       2,850,000       2,850,000      NOT PREPAYABLE UNTIL 3/1/2004.
    BRONX, NEW YORK                                       1,175,000       1,170,000                        (E)
    BRONX, NEW YORK                                       1,045,000       1,015,000      NOT PREPAYABLE UNTIL BALANCE
                                                                                           UNDER $200,000.
    BRONX, NEW YORK                                         625,000         581,000                   (F)
    BRONX, NEW YORK                                         670,000         622,000                   (F)
    BRONX, NEW YORK                                       2,000,000       1,958,000                   (E)
    BRONX, NEW YORK                                       1,260,000       1,209,000      NOT PREPAYABLE UNTIL 3/1999.
    BRONX, NEW YORK                                       1,650,000       1,622,000      NOT PREPAYABLE UNTIL 10/1/2000.
    NEW YORK, NEW YORK                                    1,445,000       1,445,000      NOT PREPAYABLE UNTIL 1/1/1997.
    BRONX, NEW YORK                                       1,850,000       1,837,000      NOT PREPAYABLE UNTIL 1/1/2003.
    NEW YORK, NEW YORK                                    1,150,000       1,088,000      NOT PREPAYABLE UNTIL 3/1/1996,
                                                                                           THEN PREPAYMENT PREMIUM NEEDED.
    NEW YORK, NEW YORK                                      300,000         285,000      NOT PREPAYABLE UNTIL 3/1/1996,
                                                                                           THEN PREPAYMENT PREMIUM NEEDED.
    BRONX, NEW YORK                                       4,510,000       4,510,000                   (E)
    NEW YORK, NEW YORK                                      425,000         425,000      NOT PREPAYABLE UNTIL 1/1/1997.
    NEW YORK, NEW YORK                                    2,000,000       2,000,000                   (F)
    NEW YORK, NEW YORK                                    1,100,000       1,100,000      NOT PREPAYABLE UNTIL 3/1/1996.
    CITY ISLAND, BRONX, NEW YORK                            650,000         644,000      NO PENALTY IF AFTER 5/1/1996.
    BROOKLYN, NEW YORK                                      550,000         536,000      NO PENALTY IF AFTER 3/1/1996.

INTERVEST CORPORATION OF NEW YORK
SCHEDULE IV--MORTGAGE LOANS ON REAL ESTATE
DECEMBER 31, 1995


                                         EFFECTIVE    ACTUAL       FINAL
                                         INTEREST    INTEREST    MATURITY
              DESCRIPTION                  RATE        RATE        DATE          PERIODIC PAYMENT TERMS
- -------------------------------------    --------     ------     --------    -------------------------------
RESIDENTIAL FIRST MORTGAGES,
 RENTAL APARTMENT BUILDINGS: (CONTINUED)
    EAST ORANGE, NEW JERSEY              14.50       14.50       12/01/96                 (C)
    EAST ORANGE, NEW JERSEY              14.50       14.50       12/01/96                 (C)
    CAMDEN, NEW JERSEY                   15.83       14.00       07/01/97                 (C)
    IRVINGTON, NEW JERSEY                17.80       16.00       08/01/97                 (C)

    NEW YORK, NEW YORK                   16.43       14.75       04/30/97                 (C)
    NEW YORK, NEW YORK                   16.58       15.00       01/31/97                 (C)
    NEW YORK, NEW YORK                   16.50       14.75       04/30/97                 (C)

    ELLENVILLE, NEW YORK                 16.62       14.75       04/30/97                 (C)


RESIDENTIAL SECOND MORTGAGES,
  RENTAL APARTMENT BUILDINGS:
    NEW YORK, NEW YORK                   12.00       12.00       02/01/99                 (D)
    NEW YORK, NEW YORK                   11.00       11.00       02/01/97                 (D)
    NEW YORK, NEW YORK                   10.75       10.75(B)    02/01/98                 (D)
    NEW YORK, NEW YORK                   16.50       14.75       12/15/96                 (C)

    NEW ROCHELLE, NEW YORK               11.50       11.50(B)    03/01/96                 (D)
    ROCKVILLE CENTRE, NEW YORK           16.50       14.75       03/31/97                 (C)


                                                         ORIGINAL
                                                            FACE          CARRYING
                                             PRIOR       AMOUNT OF        AMOUNT OF          PREPAYMENT PENALTY/
              DESCRIPTION                    LIENS       MORTGAGES        MORTGAGES              OTHER FEES
- -------------------------------------        -----       ---------        ---------    --------------------------------
RESIDENTIAL FIRST MORTGAGES,
 RENTAL APARTMENT BUILDINGS: (CONTINUED)
    EAST ORANGE, NEW JERSEY                                 930,000         896,000               1% FEE.
    EAST ORANGE, NEW JERSEY                                 690,000         661,000               1% FEE.
    CAMDEN, NEW JERSEY                                    1,200,000       1,128,000               1% FEE.
    IRVINGTON, NEW JERSEY                                 1,600,000       1,545,000      NOT PREPAYABLE PRIOR TO 5/1/1997;
                                                                                           THEN 1% FEE.
    NEW YORK, NEW YORK                                    1,500,000       1,470,000               1% FEE.
    NEW YORK, NEW YORK                                      763,000         748,000               1% FEE.
    NEW YORK, NEW YORK                                    2,400,000       2,334,000      NOT PREPAYABLE PRIOR TO 11/8/1996;
                                                                                           THEN 1% FEE.
    ELLENVILLE, NEW YORK                                    950,000         928,000      NOT PREPAYABLE PRIOR TO 11/21/1996;
                                                                                           THEN 1% FEE.

RESIDENTIAL SECOND MORTGAGES,
  RENTAL APARTMENT BUILDINGS:
    NEW YORK, NEW YORK                     4,904,000        800,000       1,050,000                   (F)
    NEW YORK, NEW YORK                     5,732,000      1,500,000       3,300,000                   (F)
    NEW YORK, NEW YORK                     2,325,000        800,000       1,400,000                   (F)
    NEW YORK, NEW YORK                       596,000        360,000         353,000      2% FEE IF PRIOR TO 6/8/1996;
                                                                                           OTHERWISE 1% FEE.
    NEW ROCHELLE, NEW YORK                 1,300,000        500,000         500,000                   (F)
    ROCKVILLE CENTRE, NEW YORK               597,000        300,000         293,000                1% FEE
                                         -----------    -----------     -----------
                                         $15,472,000    $55,628,000     $55,146,000
                                         ===========    ===========     ===========

(A) INTEREST PAYMENTS ARE FIXED.  INTEREST RATE SHOWN IS APPROXIMATE.
(B) INTEREST AT FLUCTUATING BANK RATE PLUS 2%, WITH A FLOOR AND A CEILING.
(C) PRINCIPAL AND INTEREST MONTHLY.
(D) INTEREST ONLY, PRINCIPAL AT MATURITY.
(E) NO PREPAYMENT PERMITTED.
(F) NONE.
(G) $3,250,000 OF PARTICIPATION OF MORTGAGE WAS SOLD IN 1995.
(H) NO MORTGAGE LOAN IS DELINQUENT AS TO PRINCIPAL AND/OR INTEREST.

INTERVEST CORPORATION OF NEW YORK

The following summary reconciles mortgages receivable at their carrying values:


                                                Year Ended December 31
                                        ---------------------------------------
                                           1995          1994           1993
                                        -----------   -----------   -----------

Balance at beginning of period          $56,666,000   $41,521,000   $32,493,000

Additions during period:
  Mortgages acquired                     17,124,000    18,680,000     9,866,000
                                        -----------   -----------   -----------
                                         73,790,000    60,201,000    42,359,000
Deductions during period:
  Collections of principal, net
    of amortization of discounts         18,644,000     3,535,000       838,000
                                        -----------   -----------   -----------
       BALANCE AT CLOSE OF PERIOD       $55,146,000   $56,666,000   $41,521,000
                                        ===========   ===========   ===========

(BACK COVER PAGE)

     No person has been authorized by the Company or by the Underwriter to give any information or to make any representations other than those contained in this Prospectus in connection with the Offering of the Debentures made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Debentures, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the Debentures in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
Available Information.......................................................  3
Who Should Invest..........................................................   3
Summary....................................................................   4
Risk Factors...............................................................   6
Use of Proceeds............................................................  11
Capitalization.............................................................  13
Management's Discussion and Analysis of Financial Condition and Results
 of Operations............................................. ...............  14
Selected Financial Information of the Company..............................  18
History and Business.......................................................  20
Management.................................................................  34
Transactions with Management...............................................  37
Stockholders...............................................................  39
Description of Debentures..................................................  40
Plan of Offering...........................................................  47
Legal Opinions.............................................................  50
Experts....................................................................  50
Index to Financial Statements..............................................  51
Table 1 -- Mortgages Receivable............................................  22

UNTIL ___________, ____ (90 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                        INTERVEST CORPORATION OF NEW YORK
                                   $6,000,000

                    SERIES __/__/96 REGISTERED FLOATING RATE
                       REDEEMABLE SUBORDINATED DEBENTURES

                  $500,000 Series __/__/96 Due January 1, 1999
                 $5,500,000 Series __/__/96 Due October 1, 2005

                                   PROSPECTUS

                   ------------------------------------------
                             Sage, Rutty & Co., Inc.
               The date of this Prospectus is _________ ___, 1996.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 30. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following statement sets forth the amounts of expenses in connection with the offering of the Debentures pursuant to this registration statement, all of which shall be borne by the Company.

                                                                     Amount
                                                                  -----------
Securities and Exchange Commission Registration Fee.............. $ 2,069.00
                                                                  -----------
EDGAR Expenses................................................... $ 2,000.00*
Printing and Engraving Expenses..................................   5,500.00*
Accounting Fees and Expenses.....................................   5,000.00*
Legal Fees and Expenses..........................................  40,000.00*
Blue Sky Fees and Expenses.......................................  30,000.00*
Trustees' Fees and Expenses......................................   5,500.00*
Miscellaneous....................................................   5,000.00*
                                                                  -----------
Total............................................................ $95,069.00
                                                                  -----------
- ----------
*Estimated amounts of expenses.

ITEM 31. SALES TO SPECIAL PARTIES.

     Not applicable.

ITEM 32. RECENT SALES OF UNREGISTERED SECURITIES.

     Not applicable.

ITEM 33. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 721-726 of the New York Business Corporation Law provide that a corporation may indemnify its officers and directors (or persons who have served, at the corporation's request, as officers or directors of another corporation) against the reasonable expenses, including attorneys' fees, actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been adjudged to have been liable to the corporation unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction determines upon application that, in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnification.

     The Company's By-laws provide that the Company will indemnify the officers and directors of the Company to the fullest extent permitted under the laws of New York State. In that regard, the Company is obligated to indemnify officers and directors of the Company from and against any and all judgments, fines, amounts paid in settlement, and reasonable expenses, including attorneys' fees, actually and necessarily incurred by an officer or director as a result of any action or proceeding, or any appeal therein, to the extent such amounts may be indemnified under the laws of New York State; and to pay any officer or director of the Company, in advance of the final disposition of any civil or criminal proceeding, the expenses incurred by such officer or director in defending such action or proceeding. The Company's obligation to indemnify its officers and directors continues to individuals who have ceased to be officers or directors of the Company and to the heirs and personal representatives of former officers and directors of the Company. The form of Underwriting Agreement included as an exhibit to this Registration Statement provides for indemnification of the Company, its officers and directors, against certain liabilities.

ITEM 34. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

     Not applicable.

ITEM 35. FINANCIAL STATEMENTS AND EXHIBITS.

     (a) Financial Statements:

     See Index to Financial Statements of the Company.

     (b) The following exhibits are filed as part of this Registration
Statement:

  Exhibit No.
  -----------
     1.1 Form of Underwriting Agreement between the Company and Sage, Rutty & Co., Inc. (the "Underwriter").

     1.2           Form of Selected Dealer Agreement.

     3.1           Certificate of Incorporation of the Company.1

     3.2           By-laws of the Company.2

     4.1 Form of Indenture between the Company and The Bank of New York, as Trustee (the "Trustee").

     5.1           Opinion of Harris Beach & Wilcox.

     10.1 Form of Escrow Agreement between the Company, the Underwriter and Intervest Bank.

     10.2          Form of Employment Agreement between the Company and
                   Jerome Dansker.(3)

     12.1          Statement re Computation of Ratio of Earnings to

     21.1          Subsidiaries.

     23.1 Consent of Harris Beach & Wilcox is included in the opinion of Harris Beach & Wilcox, filed as Exhibit 5.1.

     23.2          Consent of Richard A. Eisner & Company, LLP

     25.1          Statement of Eligibility and Qualification under
                   Trust Indenture Act of 1939 on Form T-1 for The Bank of New York.

- ---------------

(1) Incorporated by reference to Registrant's Registration Statement on Form S-18 (File No. 33-27404-NY), declared effective on May 12, 1989.

(2) Incorporated by reference to Registrant's Registration Statement on Form S-11 (File No. 33-39971), declared effective on May 13, 1991.

(3) Incorporated by reference to Registrant's Registration Statement on Form S-11 (File No. 33-96662), declared effective on October 18, 1996.

ITEM 36. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 4, 1996.

                                           INTERVEST CORPORATION OF NEW YORK

                                           By: /s/  LOWELL S. DANSKER
                                               ---------------------------------
                                               Name:   Lowell S. Dansker
                                               Title:  President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 4, 1996.

               Signature                          Capacity
               ---------                          ---------
   /s/  LOWELL S. DANSKER                         President (Principal Executive
- ------------------------------------              Officer), Treasurer (Principal
          (Lowell S. Dansker)                     Financial Officer and
                                                  Principal Accounting Officer)
                                                  and Director

  /s/  LAWRENCE G. BERGMAN                        Vice President, Secretary
- ------------------------------------              and Director
         (Lawrence G. Bergman)

  /s/  JEROME DANSKER                             Chairman, Executive Vice
- ------------------------------------              President and Director
           (Jerome Dansker)
                                                  Director
- ------------------------------------
         (Michael A. Callen)

                                                  Director
- ------------------------------------
          (Milton F. Gidge)

  /s/  WILLIAM F. HOLLY                           Director
- ------------------------------------
         (William F. Holly)

                                                  Director
- ------------------------------------
         (David J. Willmott)

  /s/  WESLEY T. WOOD                             Director
- ------------------------------------
         (Wesley T. Wood)

                                  EXHIBIT INDEX

  Number           Exhibit
  ------           -------
   1.1             Form of Underwriting Agreement between the Company and
                   Sage, Rutty & Co., Inc. (the "Underwriter").

   1.2             Form of Selected Dealer Agreement.

   3.1             Certificate of Incorporation of the Company.(1)

   3.2             By-laws of the Company.(2)

   4.1 Form of Indenture between the Company and The Bank of New York, as Trustee (the "Trustee").

   5.1             Opinion of Harris Beach & Wilcox.

  10.1 Form of Escrow Agreement between the Company, the Underwriter and Intervest Bank.

  10.2             Form of Employment Agreement between the Company and Jerome
                   Dansker.(3)

  12.1             Statement re Computation of Ratio of Earnings to Fixed
                   Charges.

  21.1             Subsidiaries.

  23.1 Consent of Harris Beach & Wilcox is included in the opinion of Harris Beach & Wilcox, filed as Exhibit 5.1.

  23.2             Consent of Richard A. Eisner & Company, LLP

  25.1 Statement of Eligibility and Qualification under Trust Indenture Act of 1939 on Form T-1 for The Bank of New York.

- ---------------

(1) Incorporated by reference to Registrant's Registration Statement on Form S-18 (File No. 33-27404-NY), declared effective on May 12, 1989.

(2) Incorporated by reference to Registrant's Registration Statement on Form S-11 (File No. 33-39971), declared effective on May 13, 1991.

(3) Incorporated by reference to Registrant's Registration Statement on Form S-11 (File No. 33-96662), declared effective on October 18, 1995.